Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

September 5, 2014

among

EXPEDIA, INC., a Delaware corporation,

EXPEDIA, INC., a Washington corporation,

TRAVELSCAPE, LLC, a Nevada limited liability company,

HOTWIRE, INC., a Delaware corporation,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

J.P. MORGAN EUROPE LIMITED,

as London Agent

J.P. MORGAN SECURITIES INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

BNP PARIBAS SECURITIES CORP.

RBC CAPITAL MARKET1

and

RBS SECURITIES INC.,

as Joint Lead Arrangers

and Joint Bookrunners,

and

BANK OF AMERICA, N.A.

and

THE ROYAL BANK OF SCOTLAND PLC,

as Co-Syndication Agents,

and

BNP PARIBAS

and

ROYAL BANK OF CANADA,

as Co-Documentation Agents

[CS&M Ref. No. 6701-507]

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

i

SCHEDULES:
Schedule 2.01	—	Commitments
Schedule 2.06	—	Initial Issuing Bank LC Commitment
Schedule 2.06A	—	Existing Letters of Credit
Schedule 3.06	—	Disclosed Matters
Schedule 3.13	—	Subsidiaries
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.07	—	Existing Restrictions
Schedule 9.12	—	Participant Confidentiality Restricted List

EXHIBITS:

Exhibit A-1	—	Form of Assignment and Assumption
Exhibit A-2	—	Form of Issuing Bank Agreement
Exhibit B-1	—	Form of Borrowing Subsidiary Agreement
Exhibit B-2	—	Form of Borrowing Subsidiary Termination
Exhibit C-1	—	Form of US Tax Compliance Certificate (For Non-U.S. Lenders That Are
Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-2	—	Form of US Tax Compliance Certificate (For Non-U.S. Participants That
Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-3	—	Form of US Tax Compliance Certificate (For Non-U.S. Participants That
Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-4	—	Form of US Tax Compliance Certificate (For Non-U.S. Lenders That Are
Partnerships For U.S. Federal Income Tax Purposes)

AMENDED AND RESTATED CREDIT AGREEMENT dated as of September 5, 2014 (this “Agreement”), among EXPEDIA, INC., a Delaware corporation; EXPEDIA, INC., a Washington corporation; TRAVELSCAPE, LLC, a Nevada limited liability company; HOTWIRE, INC., a Delaware corporation; the LENDERS from time to time party hereto; JPMORGAN CHASE BANK, N.A., as Administrative Agent; and J.P. MORGAN EUROPE LIMITED, as London Agent.

The Borrowers (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) have requested that the Agents and the Lenders amend and restate the Existing Credit Agreement to continue and modify the credit facilities provided for therein as set forth in this Amended and Restated Credit Agreement. The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Combined Tranche Percentage” means, at any time, with respect to any Lender, the percentage of the total Commitments (excluding the Commitment of any Defaulting Lender) represented by such Lender’s Commitments at such time. If all the Commitments have terminated or expired, the Adjusted Combined Tranche Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments hereunder.

“Adjusted LIBO Rate” means, with respect to any LIBOR Borrowing denominated in US Dollars for any Interest Period, an interest rate per annum equal to the product of (i) the LIBO Rate for US Dollars for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder, and its successors in such capacity as provided in Article VIII, or such Affiliates or branches thereof as it shall from time to time designate by notice to the Company and the Lenders for the purpose of performing any of its obligations hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent and the London Agent.

“Agreement” means this Amended and Restated Credit Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.15(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in US Dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the applicable Reuters screen page (currently page LIBOR01) displaying interest rates for US Dollar deposits in the London interbank market (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, on such day for deposits in US Dollars with a maturity of one month; provided that if such rate shall be less than zero, such rate shall be deemed to be zero. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Alternative Currency” means Euro, Sterling and any other currency (other than US Dollars) that is freely available, freely transferable and freely convertible into US Dollars and in which dealings in deposits are carried on in the London interbank market; provided that at the time of the issuance, amendment, renewal or extension of any Letter of Credit denominated in a currency other than US Dollars, Euro or Sterling, such other currency is reasonably acceptable to the Applicable Agent and the Issuing Bank in respect of such Letter of Credit.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977.

“Applicable Agent” means (a) with respect to a Loan or Borrowing denominated in US Dollars or any Letter of Credit, and with respect to any payment hereunder that does not relate to a particular Loan or Borrowing, the Administrative Agent and (b) with respect to a Loan or Borrowing denominated in any Alternative Currency, the London Agent.

“Applicable Creditor” has the meaning assigned to such term in Section 9.15(b).

“Applicable Rate” means, for any day, with respect to any ABR Revolving Loan or Eurocurrency Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Commitment Fee Rate”, as the case may be, based upon the Company’s senior unsecured non-credit-enhanced long-term debt ratings from S&P and Moody’s as of such date:

Level	Level 1	Level 2	Level 3	Level 4	Level 5
Rating	At Least BBB+ by S&P/Baa1 Moody’s	BBB by S&P/ Baa2 by Moody’s	BBB- by S&P/ Baa3 by Moody’s	BB+ by S&P/ Ba1 by Moody’s	Lower than BB+ by S&P/Ba1 by Moody’s or unrated
Commitment Fee Rate	12.5	15.0	20.0	27.5	35.0
Eurocurrency Spread	112.5	125.0	150.0	175.0	200.0
ABR Spread	12.5	25.0	50.0	75.0	100.0

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Company’s senior unsecured non-credit-enhanced long-term debt (other than by reason of the circumstances referred to in the last sentence of this definition), then the Commitment Fee Rate, the Eurocurrency Spread and the ABR Spread shall be based upon the rating of the other rating agency; (ii) if neither Moody’s nor S&P shall have in effect a rating for the Company’s senior unsecured non-credit-enhanced long- term debt (other than by reason of the circumstances referred to in the last sentence of this definition), then the Commitment Fee Rate, the Eurocurrency Spread and the ABR Spread shall be based upon Level 5; (iii) if the ratings or deemed ratings by S&P and Moody’s shall fall within different Levels, the Commitment Fee Rate, the Eurocurrency Spread and ABR Spread shall be based upon the higher rating, unless the ratings differ by two or more Levels, in which case the Commitment Fee Rate, the Eurocurrency Spread and ABR Spread will be based upon the Level next below that corresponding to the higher rating; and (iv) if the rating established or deemed to have been established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the ratings most recently in effect prior to such change or cessation.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner and Smith Incorporated, BNP Paribas Securities Corp., RBC Capital Markets and RBS Securities Inc., in their capacities as joint lead arrangers and joint bookrunners for the credit facility provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A-1 or any other form approved by the Administrative Agent.

“Augmenting Lender” has the meaning assigned to such term in Section 2.09(d)(i).

“Availability Period” means the period from and including the Restatement Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Code” means Title 11 of the United States Code.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Borrowing Subsidiary.

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant Borrower within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by the Lender to the Borrower and the Administrative Agent.

“Borrowing” means Revolving Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$5,000,000, (b) in the case of a Borrowing denominated in Euro, €5,000,000 and (c) in the case of a Borrowing denominated in Sterling, £5,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000, (b) in the case of a Borrowing denominated in Euro, €1,000,000 and (c) in the case of a Borrowing denominated in Sterling, £1,000,000.

“Borrowing Request” means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Borrowing Subsidiary” means, at any time, (a) each of Expedia, Inc., a Washington corporation, Travelscape, LLC, a Nevada limited liability company, and Hotwire, Inc., a Delaware corporation, and (b) each other Subsidiary that has been designated by the Company as a Borrowing Subsidiary pursuant to Section 2.04, other than any Subsidiary that has ceased to be a Borrowing Subsidiary as provided in Section 2.04.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit B-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit B-2.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Loan denominated in any currency or a Letter of Credit denominated in an Alternative Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits denominated in such currency in the London interbank market and (b) when used in connection with a Eurocurrency Loan denominated in Euro, the term “Business Day” shall also exclude any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) payment system is not open for the settlement of payments in Euro.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 7.02.

“CAM Exchange Date” means the first date on which (a) there shall occur (i) any event referred to in paragraph (h) or (i) of Section 7.01 in respect of the Company or (ii) an acceleration of Loans pursuant to Section 7.01, (b) Designated Obligations in an amount of at least $10,000,000 are outstanding under each Tranche, (c) Designated

Obligations in an amount of at least $10,000,000 are outstanding under one Tranche that constitute obligations of, or are Guaranteed by, one or more Material Subsidiaries that are not liable as Borrowers or Subsidiary Guarantors for all the Designated Obligations under the other Tranche, and (d) Lenders holding a majority in amount of the Designated Obligations under such other Tranche shall not have advised the Administrative Agent that they do not wish the CAM Exchange to occur.

“CAM Percentage” means, with respect to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Designated Obligations owed to such Lender (whether or not at the time due and payable) and (b) the denominator shall be the aggregate Designated Obligations owed to all the Lenders (whether or not at the time due and payable).

“Capital Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, the obligations under which are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02 only, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Change in Control” means (a) the acquisition of “beneficial ownership”, directly or indirectly, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), other than the Permitted Holders, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company (the “Total Voting Power”), unless either (i) the Permitted Holders beneficially own a majority of the Total Voting Power or (ii) if the Permitted Holders beneficially own less than a majority of the Total Voting Power, the excess of the percentage of Total Voting Power represented by the shares beneficially owned by the Permitted Holders over the percentage of Total Voting Power represented by shares beneficially owned by such acquiring Person or group is at least 5%, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated or (c) the occurrence of any “change in control”, “change in control triggering event” or similar event, however denominated, with respect to the Company under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of the Company or any Subsidiary, to the extent such occurrence gives rise to a put right, default, acceleration or similar consequence with respect to such Material Indebtedness.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, for purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been adopted and become effective after the date of this Agreement.

“Charges” has the meaning assigned to such term in Section 9.13.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are US Tranche Revolving Loans or European Tranche Revolving Loans, (b) any Commitment, refers to whether such Commitment is a US Tranche Commitment or European Tranche Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Tranche Percentage” means, at any time, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitments at such time. If all the Commitments have terminated or expired, the Combined Tranche Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Commitment” means a US Tranche Commitment or a European Tranche Commitment or any combination thereof (as the context requires). The aggregate amount of the Lenders’ Commitments as of the Restatement Effective Date is US$1,000,000,000.

“Commitment Decrease” has the meaning assigned to such term in Section 2.09(d)(i).

“Commitment Increase” has the meaning assigned to such term in Section 2.09(d)(i).

“Commitment Letter” means that certain Commitment Letter dated August 15, 2014, among the Company, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Bank of America N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas, BNP Paribas Securities Corp., Royal Bank of Canada, RBC Capital Markets, The Royal Bank of Scotland plc and RBS Securities Inc.

“Company” means Expedia, Inc., a Delaware corporation.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum, without duplication, of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Company and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) the interest expense that would be imputed for such period in respect of Synthetic Lease Obligations of the Company and the Subsidiaries if such Synthetic Lease Obligations were accounted for as Capital Lease Obligations, determined on a consolidated basis in accordance with GAAP, (iii) any interest or other financing costs becoming payable during such period in respect of Indebtedness of the Company or the Subsidiaries to the extent such interest or other financing costs shall have been capitalized rather than included in consolidated interest expense for such period in accordance with GAAP and (iv) any cash payments made during such period in respect of obligations of the type referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period and (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period (excluding, for the avoidance of doubt, amortization expense attributable to a prepaid cash item that was paid in a prior period), (iv) all losses for such period on sales or dispositions of assets outside the ordinary course of business, (v) any non-recurring non-cash charges for such period, (vi) any restructuring or other unusual, non-recurring charges for such period; provided that the amount of charges added back pursuant to this clause (vi) for such period, together with the aggregate amount of charges added back pursuant to this clause (vi) for any other period ending on any day during the 12 consecutive months ending on the last day of such period, shall not exceed US$35,000,000, (vii) non-cash goodwill and intangible asset impairment charges for such period, (viii) charges for such period recognized on changes in the fair value of contingent consideration payable by, and non-cash charges for such period recognized on changes in the fair value of the noncontrolling interest in any acquiree acquired by, the Company or any Subsidiary in any business combination, and (ix) any non-cash expenses for such period resulting from the grant of stock options or other equity-based incentives to any director, officer or employee of the Company and the Subsidiaries; provided that any cash payment made with respect to any non-cash items added back in computing Consolidated EBITDA for any prior period pursuant to this clause (a) (or that would have been added back had this Agreement been in effect during such prior period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made; and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) all gains for such period on sales or dispositions of assets outside the ordinary course of business, (ii) all gains for such period arising from business combinations, including gains on a “bargain purchase” and gains recognized on changes in the fair value of contingent consideration payable by, and gains recognized on changes in the fair value of the noncontrolling interest in any acquiree acquired by, the Company or any Subsidiary in connection therewith, (iii) any extraordinary gains for such period and (iv) any non-cash items of income for such period that represent the reversal of any accrual of charges referred to in clauses (a)(v), (a)(vi) or (a)(ix) above, all determined on a consolidated basis in accordance with GAAP. In the event any Subsidiary shall be a Subsidiary that is not a Wholly Owned Subsidiary, all amounts added back in computing Consolidated EBITDA for any period pursuant to clause (a) above, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (b) above, to the extent such amounts are, in the reasonable judgment of a Financial Officer, attributable to such Subsidiary, shall be reduced by the portion thereof that is attributable to the noncontrolling interest in such Subsidiary. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters of the Company (each, a “Reference Period”) for the purposes of any determination of the Leverage Ratio, if during such Reference Period (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) the Company or any Subsidiary shall have made a Material Disposition or Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition had occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that involves consideration in excess of US$125,000,000; and “Material Disposition” means any sale, transfer or other disposition of property or series of related sales, transfers or other dispositions of property that yields gross proceeds to the Company and the Subsidiaries in excess of US$125,000,000.

“Consolidated Funded Debt” means, on any date, the sum for the Company and the Subsidiaries of all (a) Indebtedness (but not including any Indebtedness in the form of contingent consideration obligations of the Company or any Subsidiary incurred in connection with any business combination) that would appear on a consolidated balance sheet of the Company prepared as of such date in accordance with GAAP, (b) Capital Lease Obligations, (c) Synthetic Lease Obligations, (d) Guarantees by the Company and the Subsidiaries of Indebtedness of Persons other than the Company and the Subsidiaries, (e) obligations, contingent or otherwise, of the Company and the Subsidiaries as an account party in respect of letters of credit and (f) Securitization Transactions.

“Consolidated Net Income” means, for any period, the net income or loss of the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (after giving effect, for the avoidance of doubt, to the elimination of intercompany accounts in accordance with GAAP); provided that there shall be excluded the income or loss of any Subsidiary that is not a Wholly Owned Subsidiary to the extent such income or loss is attributable to the noncontrolling interest in such Subsidiary.

“Consolidated Revenues” means, for any period, the aggregate revenues of the Company and the Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, at any time, the consolidated total assets of the Company and the Subsidiaries, as such amount would appear on a consolidated balance sheet of the Company prepared as of such date in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Co-Syndication Agents” means Bank of America, N.A. and The Royal Bank of Scotland plc, in their capacities as co-syndication agents for the credit facility provided for herein.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that (a) shall have failed to fund its applicable Tranche Percentage of any Borrowing for three or more Business Days after the date such Borrowing is required to be funded by Lenders hereunder, (b) shall have failed to fund any portion of its participation in any LC Disbursement within three Business Days after the date on which such funding is to occur hereunder, (c) shall have notified the Administrative Agent (or shall have notified the Company or any Issuing Bank, which shall in turn have notified the Administrative Agent) in writing that it does not intend or is unable to comply with its funding obligations under this Agreement, or shall have made a public statement to the effect that it does not intend or is unable to comply with such funding obligations or its funding obligations generally under other credit or similar agreements to which it is a party, (d) shall have failed (but not for fewer than three Business Days) after a request by the Administrative Agent to confirm that it will comply with its obligations to make Loans and fund participations in LC Disbursements hereunder or (e)

shall have become the subject of a bankruptcy, liquidation or insolvency proceeding, or shall have had a receiver, conservator, trustee or custodian appointed for it, or shall have taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or shall have a parent company that has become the subject of a bankruptcy, liquidation or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be deemed to be a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender (whether controlling or otherwise), or the exercise of Control over a Lender or Person controlling such Lender, by a Governmental Authority.

“Defaulting Lender LC Exposures” has the meaning assigned to such term in Section 2.20(a)(iii)(B)(2).

“Defaulting Lender Notice” has the meaning assigned to such term in Section 2.20(a).

“Designated Obligations” means Obligations consisting of the principal of and interest on outstanding Loans, reimbursement obligations in respect of LC Disbursements and fees.

“Designated Subsidiary” means each Subsidiary that is (a) a Borrowing Subsidiary, (b) a Material Subsidiary or (c) an obligor (including pursuant to a Guarantee) under any Material Indebtedness of the Company or any other Domestic Subsidiary (other than a Specified Foreign Subsidiary), in each case other than (i) except in the case of clause (c) above, any Specified Foreign Subsidiary and (ii) any Subsidiary whose Guarantee of the Obligations has been released pursuant to Section 9.14.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed on Schedule 3.06.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates (excluding, in the case of Equity Interests in the Company, IAC), in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 180 days after the Maturity Date; provided, however, that an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination of the Commitments.

“Documentation Agent” means BNP Paribas and Royal Bank of Canada, each in its capacity as documentation agent for the credit facility provided for herein.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any reportable event (within the meaning of Section 4043 of ERISA or the regulations issued thereunder) with respect to a Plan, other than an event for which the 30-day notice period is waived; (b) a failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in at-risk status (within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (e) the incurrence by the Company or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Company or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization (within the meaning of Title IV of ERISA) or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the occurrence of a non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) concerning any Plan and with respect to which the Company or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a party in interest (within the meaning of Section 406 of ERISA) or could otherwise be liable; or (j) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Company or any ERISA Affiliate.

“EURIBO Rate” means, with respect to any Borrowing for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Date.

“Euro” or “€” means the lawful currency of the member states of the European Union that have adopted a single currency in accordance with applicable law or treaty.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate, the LIBO Rate or the EURIBO Rate, as applicable.

“European Tranche” has the meaning assigned to such term in the definition of the term “Tranche”.

“European Tranche Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make European Tranche Revolving Loans and to acquire participations in Letters of Credit, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s European Tranche Revolving Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Lender’s European Tranche Commitment as of the Restatement Effective Date is set forth on Schedule 2.01 and, in the case of any Lender that has acquired its European Tranche Commitment after the Restatement Effective Date, the initial amount thereof is set forth in the Assignment and Assumption, or the documentation referred to in Section 2.09(d)(i), pursuant to which such Lender shall have assumed or provided its European Tranche Commitment, as applicable. The aggregate amount of the Lenders’ European Tranche Commitments as of the Restatement Effective Date is US$1,000,000,000.

“European Tranche Lender” means a Lender with a European Tranche Commitment or European Tranche Revolving Exposure.

“European Tranche Percentage” means, at any time, with respect to any European Tranche Lender, the percentage of the total European Tranche Commitments represented by such Lender’s European Tranche Commitment at such time. If the European Tranche Commitments have terminated or expired, the European Tranche Percentages shall be determined based upon the European Tranche Commitments most recently in effect, giving effect to any assignments.

“European Tranche Revolving Exposure” means, at any time, the sum of (a) the aggregate principal amount of the European Tranche Revolving Loans denominated in US Dollars outstanding at such time, (b) the sum of the US Dollar Equivalents of the principal amounts of the European Tranche Revolving Loans denominated in Euro or Sterling outstanding at such time and (c) the European Tranche Share of the LC Exposure at such time. The European Tranche Revolving Exposure of any Lender at any time shall be such Lender’s European Tranche Percentage of the total European Tranche Revolving Exposure at such time.

“European Tranche Revolving Loan” means a Loan made by a European Tranche Lender pursuant to Section 2.01(b). Each European Tranche Revolving Loan denominated in US Dollars shall be a Eurocurrency Loan or an ABR Loan, and each European Tranche Revolving Loan denominated in Euro or Sterling shall be a Eurocurrency Loan.

“European Tranche Share” means, at any time, a percentage determined by dividing the aggregate amount of the European Tranche Commitments at such time by the aggregate amount of the Commitments at such time.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Rate” means, on any day, for purposes of determining the US Dollar Equivalent of any currency other than US Dollars, the rate at which such other currency may be exchanged into US Dollars at the time of determination on such day as set forth on the applicable Reuters World Currency Page. In the event that such rate does not appear on the applicable Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Applicable Agent and the Company, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Applicable Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Applicable Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Applicable Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Subsidiaries” means, subject to Section 1.06, eLong, Inc., a Cayman Islands exempted company, and any subsidiary thereof, but only for so long as eLong, Inc. shall be a Subsidiary that is not a Wholly-Owned Subsidiary.

“Excluded Subsidiaries Redesignation” has the meaning assigned to such term in Section 1.06.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to either Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Company or any Borrowing Subsidiary hereunder or required to be withheld or deducted from such payment: (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such recipient being organized under the laws of, or having its principal office, or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender, any U.S. withholding Tax that is imposed (other than solely as a result of the operation of the CAM Exchange) on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law, rule or regulation in effect on the date on which such Lender becomes a party to this Agreement (other than pursuant to an assignment at the request of the Company under Section 2.19(b)) or designates a new lending office, except in each case to the extent that (i) such Foreign Lender (or its assignor, if any) was entitled, immediately before designation of a new lending office (or assignment), to receive additional amounts from the Company or any Borrowing Subsidiary with respect to such withholding tax pursuant to Section 2.17(a) or (c) or (ii) such withholding tax shall have resulted from the making of any payment to a location other than the office designated by the Applicable Agent or such Lender for the receipt of payments of the applicable type from the applicable Borrower, (c) any Taxes attributable to such recipient’s failure to comply with Section 2.17(f) or (g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement dated as of February 10, 2010, as amended by the First Amendment dated as of August 18, 2010, the Second Amendment dated as of August 31, 2011, and the Third Amendment dated as of November 8, 2012, among Expedia, Inc., a Delaware corporation, Expedia, Inc., a Washington corporation, Travelscape, LLC, a Nevada limited liability company, Hotwire, Inc., a Delaware corporation, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Europe Limited, as London agent.

“Existing Indentures” means (a) the Indenture dated as of August 21, 2006, as heretofore supplemented, among the Company, the Subsidiary Guarantors (as defined therein) from time to time parties thereto and The Bank of New York Trust Company, N.A., as Trustee, relating to the Company’s 7.456% Senior Notes due 2018, (b) the Indenture dated as of August 5, 2010, as heretofore supplemented, among the Company, the Subsidiary Guarantors (as defined therein) from time to time parties thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the Company’s 5.95% Senior Notes due 2020 and (c) the Indenture dated as of August 18, 2014, as heretofore supplemented, among the Company, the Subsidiary Guarantors (as defined therein) from time to time parties thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the Company’s 4.50% Senior Notes due 2024.

“Existing Letters of Credit” means letters of credit listed on Schedule 2.06A that are outstanding on the Restatement Effective Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Form S-4” means the Form S-4 Registration Statement filed by IAC and the Company with the SEC on April 25, 2005, as amended on or before June 17, 2005.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to any “synthetic lease” financing), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. For the avoidance of doubt, any expression by the Company or any Subsidiary of an intent to continue to provide financial support to any of its subsidiaries made in a management representation letter delivered in connection with an audit of the financial statements of such subsidiary, so long as such expression of intent does not create any binding obligation, contingent or otherwise, on the Company or such Subsidiary to provide such support, shall not be deemed to be a Guarantee.

“Guarantee Agreement” means (a) the Guarantee Agreement dated as of February 8, 2010, among the Company, the Subsidiary Loan Parties party thereto and the Administrative Agent, as amended and supplemented to the date hereof and from time to time hereafter, or (b) in connection with the Guarantee of the Obligations by any Foreign Subsidiary, another guarantee agreement or similar agreements (subject in each case to such limits as shall be required under applicable local law) Guaranteeing the Obligations and in form and substance reasonably satisfactory to the Administrative Agent.

“Guarantee Requirement” means, at any time, the requirement that:

(i) the Administrative Agent shall have received from the Company and each Designated Subsidiary that is not a Foreign Subsidiary (A) in the case of the Company and each Person that is a Designated Subsidiary on the Restatement Effective Date, a counterpart of the Guarantee Agreement referred to in clause (a) of the definition of Guarantee Agreement, duly executed and delivered on behalf of such Person or (B) in the case of any Person that becomes a Designated Subsidiary after the Restatement Effective Date, a supplement to such Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, together with such documents and opinions as the Administrative Agent may reasonably request, including (if so requested) documents and opinions of the type referred to in Sections 4.01(b) and 4.01(d) with respect to such Designated Subsidiary within 30 days (or such longer period as the Administrative Agent may agree to in writing) of such Person becoming a Designated Subsidiary; and

(ii) the Administrative Agent shall have received from each Designated Subsidiary that is a Foreign Subsidiary a counterpart of a Guarantee Agreement referred to in clause (a) or (b) of the definition of Guarantee Agreement, or a supplement thereto in the form specified therein, duly executed and delivered on behalf of such Loan Party; provided that, in the case of any Person that becomes a Designated Subsidiary after the Restatement Effective Date, such counterpart may be delivered within 30 days (or such longer period as the Administrative Agent may agree to in writing) of such Person becoming a Designated Subsidiary.

Notwithstanding the foregoing, a Foreign Subsidiary shall not be required to Guarantee any Obligation if the Company shall have provided to the Administrative Agent a certificate of a Financial Officer to the effect that, based on advice of outside counsel, it would be a violation of applicable law for such Subsidiary to take such action.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HMRC DT Treaty Passport scheme” means the Board of H.M. Revenue and Customs Double Taxation Treaty Passport scheme.

“IAC” means IAC/InterActiveCorp, a Delaware corporation.

“IAC Agreements” means each of the Separation Agreement dated as of August 9, 2005, by and between IAC and the Company, the Tax Sharing Agreement dated as of August 9, 2005, by and between IAC and the Company, the Employee Matters Agreement dated as of August 9, 2005, by and between IAC and the Company, and the Transition Services Agreement dated as of August 9, 2005, by and between IAC and the Company.

“Increase Effective Date” has the meaning assigned to such term in Section 2.09(d)(i).

“Increasing Lender” has the meaning assigned to such term in Section 2.09(d)(i).

“Incremental LC Participations” has the meaning assigned to such term in Section 2.20(a)(iii)(B)(2).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable), (j) all Securitization

Transactions of such Person and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness of any Person shall not include (i) trade payables, (ii) endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business, (iii) customer deposits and advances, and interest payable thereon, in the ordinary course of business in accordance with customary trade terms and other obligations incurred in the ordinary course of business through credit on an open account basis customarily extended to such Person in connection with the purchase of goods or services, or (iv) obligations under overdraft arrangements with banks incurred in the ordinary course of business to cover working capital needs.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Initial Loans” has the meaning assigned to such term in Section 2.09(d)(ii).

“Interest Election Request” means a request by a Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender participating therein, twelve months) thereafter, as the applicable Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, with respect to any Eurocurrency Borrowing denominated in any currency for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case as of the Specified Time on the Quotation Date.

“Issuing Bank” means each of JPMorgan Chase Bank, N.A., BNP Paribas and any other Lender that has entered into an Issuing Bank Agreement with the Company, each in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Agreement” means an agreement among the Company, the Administrative Agent and a financial institution pursuant to which such financial institution agrees to act as an Issuing Bank hereunder, in the form of Exhibit A-2 or any other form approved by the Administrative Agent.

“Judgment Currency” has the meaning assigned to such term in Section 9.15(b).

“LC Commitment” means, as to any Issuing Bank, the maximum permitted amount of the LC Exposure that may be attributable to Letters of Credit issued by such Issuing Bank. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.06 or in such Issuing Bank’s Issuing Bank Agreement.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit. The amount of any LC Disbursement made by an Issuing Bank in an Alternative Currency and not reimbursed by the applicable Borrower shall be determined as set forth in Section 2.06(e) or 2.06(l), as applicable.

“LC Exchange Rate” means, on any day, with respect to US Dollars in relation to any Alternative Currency, the rate at which US Dollars may be exchanged into such Alternative Currency, as set forth at approximately 12:00 noon, New York City time, on such day on the applicable Reuters World Currency Page. In the event that such rate does not appear on the applicable Reuters World Currency Page, the LC Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Applicable Agent and the

Company or, in the absence of such agreement, such LC Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Applicable Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m., London time, on such date for the purchase of such Alternative Currency with US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Applicable Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“LC Exposure” means, at any time, the sum of (a) the aggregate of the US Dollar Equivalents (based on the applicable Exchange Rates) of the undrawn amounts of all outstanding Letters of Credit at such time plus (b) the aggregate of the US Dollar Equivalents (based on the applicable Exchange Rates) of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The LC Exposure of any Lender at any time shall be its Combined Tranche Percentage of the total LC Exposure at such time.

“LC Participation Calculation Date” means, with respect to any LC Disbursement made in a currency other than US Dollars, (a) the date on which the applicable Issuing Bank shall advise the Applicable Agent that it purchased with US Dollars the currency used to make such LC Disbursement or (b) if such Issuing Bank shall not advise the Applicable Agent that it made such a purchase, the date on which such LC Disbursement is made.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.09(d) or 9.02(c) or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, and, as of the Restatement Effective Date, the Existing Letters of Credit, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ended on such date (or, if such date is not the last day of a fiscal quarter of the Company, ended most recently prior to such date).

“Liberty Successor” means any Person spun or otherwise separated out of Liberty Interactive Corporation (or any Subsidiary thereof); provided no Person who is not a Permitted Holder is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such Person or otherwise Controls such person.

“LIBO Rate” means, with respect to any Borrowing denominated in any currency for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Date.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party (other than any third party that is not exempt from the automatic stay provisions of the Bankruptcy Code, as provided in Section 555 thereof) with respect to such securities.

“Loan Documents” means (a) this Agreement, the Guarantee Agreement, the Reaffirmation Agreement, the Borrowing Subsidiary Agreements, the Borrowing Subsidiary Terminations and any promissory notes delivered pursuant to Section 2.10(e) and (b) except for purposes of Section 9.02, any letter of credit applications referred to in Section 2.06(a) or any Issuing Bank Agreement.

“Loan Parties” means the Company and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in US Dollars or any Letter of Credit, New York City time, and (b) with respect to a Loan or Borrowing made in any other currency, London time.

“London Agent” means J.P. Morgan Europe Limited, or any other Affiliate or branch of JPMorgan Chase Bank, N.A., that JPMorgan Chase Bank, N.A. shall have designated for the purpose of acting in such capacity hereunder.

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, assets or financial condition of the Company and the Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents or (c) the rights of or benefits available to the Lenders under the Loan Documents, taken as a whole.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Guarantees under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and the Subsidiaries in an aggregate principal amount exceeding US$50,000,000. For purposes of determining Material Indebtedness, the “amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be (i) the mark-to-market value for such Swap Agreement based upon one or more mid-market or other readily available quotations provided by any recognized dealer in Swap Agreements

(which may include a Lender or any Affiliate of a Lender) or (ii) in the absence of any such quotations, the maximum aggregate principal amount that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time, in each case giving effect to any applicable netting agreements.

“Material Subsidiary” means, at any time, each Subsidiary other than Subsidiaries that (a) together with their own subsidiaries, do not represent more than 2% for any such Subsidiary, or more than 10% in the aggregate for all such Subsidiaries, of either (i) Consolidated Total Assets or (ii) Consolidated Revenues of the Company and the Subsidiaries at the end of or for the period of four consecutive fiscal quarters of the Company most recently ended prior to such time and (b) do not own Equity Interests or Indebtedness (other than de minimis Indebtedness) of any Material Subsidiary; provided that each Borrowing Subsidiary shall in any event be a Material Subsidiary.

“Maturity Date” means September 5, 2019.

“Maximum Incremental Participations Amount” has the meaning assigned to such term in Section 2.20(a)(iii)(B)(2).

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, that is maintained, sponsored or contributed to by the Company or any ERISA Affiliate.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Increasing Lender” has the meaning assigned to such term in Section 2.09(d)(i).

“Obligations” has the meaning assigned to such term in the Guarantee Agreement.

“OECD” means the Organization for Economic Cooperation and Development.

“Other Connection Taxes” means, with respect to either Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Company or any Borrowing Subsidiary hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made at the request of the Company pursuant to Section 2.19(b)).

“Partial Transfer” has the meaning assigned to such term in Section 6.08(k).

“Partial Transfer Asset Amount” means, for any Partial Transfer Subsidiary, the product of (a) the applicable Partial Transfer Percentage and (b) the aggregate book value of all the assets of such Partial Transfer Subsidiary, determined as of the end of the fiscal quarter of the Company ending on or most recently prior to the date of the Partial Transfer.

“Partial Transfer EBITDA Amount” means, for any Partial Transfer Subsidiary, the product of (a) the applicable Partial Transfer Percentage and (b) the portion of the Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ended on or most recently prior to the date of the Partial Transfer that is attributable to such Partial Transfer Subsidiary.

“Partial Transfer Parent Subsidiary” has the meaning assigned to such term in Section 6.08(k).

“Partial Transfer Percentage” means, with respect to any Partial Transfer Subsidiary, the percentage of the aggregate equity value of the applicable Partial Transfer Parent Subsidiary held by Persons other than the Company or any Subsidiary as a result of any Partial Transfer made in reliance on Section 6.08(k), in each case determined immediately after giving effect to such Partial Transfer.

“Partial Transfer Spin-Off Subsidiary” has the meaning assigned to such term in Section 6.08(k).

“Partial Transfer Subsidiaries” has the meaning assigned to such term in Section 6.08(k).

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Charitable Contributions” means charitable contributions (as defined in Section 170(c) of the Code, whether in the form of cash, securities or other property and without regard to whether such charitable contributions are deductible for income tax purposes) made by the Company or any Subsidiary, whether directly (including to a donor advised fund) or through one or more Affiliates, and any binding commitment with respect thereto; provided that the aggregate amount of such contributions made by the Company and the Subsidiaries during any fiscal year of the Company, together with the aggregate amount of all binding commitments of the Company and the Subsidiaries to make any such contributions during such fiscal year, may not exceed US$10,000,000 in the aggregate.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, vendors’ and lessors’ Liens (and deposits to obtain the release of such Liens), setoff rights and other like Liens imposed by law (or contract, to the extent that such contractual Liens are similar in nature and scope to such Liens imposed by law), arising in the ordinary course of business and securing obligations that (i) are not overdue by more than 30 days or (ii) are being contested in good faith by appropriate proceedings; provided that (A) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (B) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (C) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, disability, unemployment insurance and other similar plans or programs and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (including deposits in respect of tax assessments (or in respect of any performance bonds posted in connection therewith) that are required to be made by the assessing municipalities prior to the commencement of litigation challenging such assessments), in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k); and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means Barry Diller, Liberty Interactive Corporation, any Liberty Successor, their respective Affiliates and any group of which any of the foregoing is, in terms of both economic and voting interest, one of the principal members.

“Permitted Investments” means:

(a) direct obligations of the United States of America (including U.S. Treasury bills, notes and bonds) that are backed by the full faith and credit of the United States of America;

(b) direct obligations of any agency of the United States of America that are backed by the full faith and credit of the United States of America and direct obligations of United States of America government-sponsored enterprises (including the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation) that are rated the same as direct obligations of the United States of America;

(c) direct obligations of, and obligations fully guaranteed by, any State of the United States of America that are rated investment grade by Moody’s or by S&P, including general obligation and revenue notes and bonds, insured bonds (including all insured bonds having, at such date of acquisition, a credit rating of Aaa by Moody’s and AAA by S&P) and refunded bonds (reissued bonds collateralized by U.S. Treasury securities);

(d) Indebtedness of any county or other local governmental body within the United States of America having, at such date of acquisition, a credit rating of Aaa by Moody’s or AAA by S&P, or Auction Rate Securities, Tax-Exempt Commercial Paper or Variable Rate Demand Notes issued by such bodies that is, on the date of such acquisition, rated at least A3/P-1/VMIG-1 by Moody’s or A- /A-1/SP-1 by S&P;

(e) non-US Dollar denominated indebtedness of other sovereign countries having, at such date of acquisition, a credit rating of Aaa by Moody’s or AAA by S&P;

(f) non-US Dollar denominated indebtedness of government agencies having, at such date of acquisition, a credit rating of Aaa by Moody’s or AAA by S&P;

(g) mortgage-backed securities of the United States of America and/or any agency thereof that are backed by the full faith and credit of the United States of America; provided that such mortgage-backed securities that are purchased on a TBA (“To-Be-Announced”) basis must have a settlement date of less than three months from date of purchase;

(h) collateralized mortgage obligations of the United States of America and/or any agency thereof that are backed by the full faith and credit of the United States of America;

(i) commercial paper issued by any corporation or bank having a maturity of nine months or less and having, at such date of acquisition, a credit rating of at least P1 or the equivalent thereof from Moody’s or A1 or the equivalent thereof from S&P;

(j) money market investments, deposits, bankers acceptances, certificates of deposit, notes and other like instruments, in each case issued by any domestic bank that has a combined capital and surplus and undivided profits of not less than US$500,000,000;

(k) money market investments, deposits, bankers acceptances, certificates of deposit, notes and other like instruments, in each case directly guaranteed by any commercial bank organized under the laws of the Republic of Singapore, the People’s Republic of China, the Federative Republic of Brazil, the Russian Federation, the Republic of India, the Republic of Indonesia or of a member nation of the European Union or the OECD which has a combined capital and surplus and undivided profits of not less than US$500,000,000, denominated in US Dollars, Sterling, Euro, Canadian Dollars, Australian Dollars, Norwegian Kroner, Swiss Francs, Japanese Yen, Singapore Dollars, Renminbi, Brazilian Reals, Russian Rubles, Indian Rupees or Indonesian Rupiahs;

(l) direct obligations of corporations, banks or financial entities and agencies, including medium term notes (MTN) and bonds, structured notes and Eurodollar/Yankee notes and bonds, in each case having, at the date of acquisition, a credit rating of at least Baa1 from Moody’s or BBB+ from S&P;

(m) repurchase and reverse repurchase agreements for securities described in clauses (a) through (c) above with a financial institution described in clause (j) or (k) above;

(n) asset-backed securities that are, on the date of acquisition, rated BBB+ by S&P or Baa1 by Moody’s;

(o) money market funds and mutual funds consisting primarily of investments described in clauses (a) through (n) above, in each case having a credit rating of at least Aaa from Moody’s or AAA from S&P, and in each case having at least US$500,000,000 of assets under management; and

(p) other investments determined by the Company or any Subsidiary to entail credit risks not materially greater than those associated with the foregoing investments and approved in writing by the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is maintained, sponsored or contributed to by the Company or any ERISA Affiliate.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quotation Date” means (a) with respect to any Eurocurrency Borrowing denominated in any currency other than Sterling for any Interest Period, two Business Days prior to the commencement of such Interest Period and (b) with respect to any Eurocurrency Borrowing denominated in Sterling for any Interest Period, the first Business Day of such Interest Period, in each case unless market practice differs for loans such as the applicable Loans priced by reference to rates quoted in the Relevant Interbank Market, in which case the Quotation Date for such currency shall be determined by the Administrative Agent in accordance with market practice for such loans priced by reference to rates quoted in the Relevant Interbank Market (and if quotations would normally be given by leading banks for such loans priced by reference to rates quoted in the Relevant Interbank Market on more than one day, the Quotation Date shall be the last of those days).

“Reaffirmation Agreement” means the Reaffirmation Agreement dated the date hereof, among the Company, the Borrowing Subsidiaries, the other Subsidiaries of the Company party thereto and the Administrative Agent.

“Reallocated Letter of Credit” has the meaning assigned to such term in Section 2.20(a)(iii).

“Redesignation Effective Date” has the meaning assigned to such term in Section 1.06.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, partners, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Interbank Market” means (a) with respect to any currency (other than Euros), the London interbank market, and (b) with respect to Euros, the European interbank market.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Restatement Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum at such time of such Lender’s US Tranche Revolving Exposure and European Tranche Revolving Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s, a division of McGraw-Hill Financial Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means any arrangement, directly or indirectly, with any Person whereby the Company or any Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter the Company or any such Subsidiary shall rent or lease property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred. The “amount” of any Sale/Leaseback Transaction at any time will be the capitalized amount of the lease included in such transaction as reflected on the most recent consolidated balance sheet of the Company delivered pursuant to Section 5.01 (or, in the case of a Sale/Leaseback Transaction resulting in a lease that is not a Capital Lease, the amount that would be so reflected in respect of such lease if it were a Capital Lease).

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the date of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) any other Person dealings with which are the subject of Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the European Union or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” means (a) in respect of the LIBO Rate for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in the applicable currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time), and (b) in respect of the EURIBO Rate for any Interest Period, the percentage per annum determined by the Banking Federation of the European Union for such Interest Period as set forth on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time); provided that if the Screen Rate, determined as provided above, would be less than zero, the Screen Rate shall for all purposes of this Agreement be zero. If, as to any currency, no Screen Rate shall be available for a particular Interest Period but Screen Rates shall be available for maturities both longer and shorter than such Interest Period, than the Screen Rate for such Interest Period shall be the Interpolated Screen Rate.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securitization Transaction” means any transfer by the Company or any Subsidiary of accounts receivable or interests therein (a) to a trust, partnership, corporation or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests or securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests, or (b) directly, or indirectly through a special purpose vehicle, to one or more investors or other purchasers. The amount of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness, fractional undivided interests or other securities referred to in the preceding sentence or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable transferred pursuant to such Securitization Transaction net of any such accounts receivable that have been written off as uncollectible and/or any discount (but not in excess of the discount that would be usual and customary for Securitization Transactions in light of the then prevailing market conditions) in the purchase price therefor. For purposes of Section 6.02 only, a Securitization Transaction shall be deemed to be secured by a Lien on the accounts receivable or interests therein that are subject thereto, and such accounts receivable and interests shall be deemed to be assets of the Company and the Subsidiaries.

“Specified Foreign Subsidiary” means (a) a Subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) and (b) any subsidiary of any entity described in clause (a) of this definition.

“Specified Time” means (a) with respect to the LIBO Rate, 11:00 a.m., London time, and (b) with respect to the EURIBO Rate, 11:00 a.m., Frankfurt time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Subsequent Borrowings” has the meaning assigned to such term in Section 2.09(d)(ii).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Loan Party” means each Subsidiary that is a party to the Guarantee Agreement.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Synthetic Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, under a synthetic, off-balance sheet or tax retention lease, including any financing lease or other agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which are characterized as the indebtedness of such Person for US tax purposes (without regard to accounting treatment), and the amount of such obligations shall be the capitalized amount thereof that would appear on a balance sheet of such Person under GAAP if such lease were accounted for as a capital lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Tranche” means a category of Commitments and extensions of credit thereunder. For purposes hereof, each of the following comprises a separate Tranche: (a) the US Tranche Commitments, the US Tranche Revolving Loans and participations in Letters of Credit attributable to the US Tranche Commitments and (b) the European Tranche Commitments, the European Tranche Revolving Loans and participations in Letters of Credit attributable to the European Tranche Commitments. The categories of Commitments and extensions of credit described under clauses (a) and (b) above are, respectively, the “US Tranche” and the “European Tranche”.

“Tranche Percentage” means, at any time, with respect to any Lender holding any Commitment or Loan under the US Tranche or the European Tranche, such Lender’s US Tranche Percentage or European Tranche Percentage, as applicable, at such time.

“Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the satisfaction of the Guarantee Requirement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the LIBO Rate, the EURIBO Rate or the Alternate Base Rate.

“UK Borrower” means any Borrower (i) that is organized or formed under the laws of the United Kingdom or (ii) payments from which under this Agreement or any other Loan Document are subject to withholding Taxes imposed by the laws of the United Kingdom.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any currency other than US Dollars, the equivalent in US Dollars of such amount, determined by the Administrative Agent using the Exchange Rate or the LC Exchange Rate, as applicable, with respect to such currency in effect for such amount on such date. The US Dollar Equivalent at any time of the amount of any Letter of Credit, LC Disbursement or Loan denominated in any currency other than US Dollars shall be the amount most recently determined as provided in Section 1.05(b).

“US Dollars” or “US$” refers to lawful money of the United States of America.

“US Tranche” has the meaning assigned to such term in the definition of the term “Tranche”.

“US Tranche Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make US Tranche Revolving Loans and to acquire participations in Letters of Credit, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s US Tranche Revolving Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Lender’s US Tranche Commitment as of the Restatement Effective Date is set forth on Schedule 2.01 and, in the case of any Lender that has acquired its US Tranche Commitment after the Restatement Effective Date, the initial amount thereof is set forth in the Assignment and Assumption, or the documentation referred to in Section 2.09(d)(i), pursuant to which such Lender shall have assumed or provided its US Tranche Commitment, as applicable. The aggregate amount of the Lenders’ US Tranche Commitments as of the Restatement Effective Date is US$0.

“US Tranche Lender” means a Lender with a US Tranche Commitment or US Tranche Revolving Exposure.

“US Tranche Percentage” means, at any time, with respect to any US Tranche Lender, the percentage of the total US Tranche Commitments represented by such Lender’s US Tranche Commitment at such time. If the US Tranche Commitments have terminated or expired, the US Tranche Percentages shall be determined based upon the US Tranche Commitments most recently in effect, giving effect to any assignments.

“US Tranche Revolving Exposure” means, at any time, the sum of (a) the aggregate principal amount of the US Tranche Revolving Loans outstanding at such time and (b) the US Tranche Share of the LC Exposure at such time. The US Tranche Revolving Exposure of any Lender at any time shall be such Lender’s US Tranche Percentage of the total US Tranche Revolving Exposure at such time.

“US Tranche Revolving Loan” means a Loan made by a US Tranche Lender pursuant to Section 2.01(a). Each US Tranche Revolving Loan shall be a Eurocurrency Loan or an ABR Loan.

“US Tranche Share” means, at any time, a percentage determined by dividing the aggregate amount of the US Tranche Commitments at such time by the aggregate amount of the Commitments at such time.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Wholly Owned Subsidiary” means any Subsidiary all the Equity Interests in which (other than directors’ qualifying shares and/or other nominal amounts of Equity Interests that are required under applicable law to be held by Persons other than the Company or the Wholly Owned Subsidiaries) are owned, directly or indirectly, by the Company.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “US Tranche Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency US Tranche Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “US Tranche Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency US Tranche Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein (including to this Agreement or any other Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) references herein to “the date hereof” or “the date of this Agreement” shall be deemed to refer to the Restatement Effective Date and (f) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that (i) if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) for purposes of determining compliance with any covenant set forth in Article VI, no effect shall be given to any election under Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Company or any Subsidiary at “fair value”, as defined therein.

(b) All pro forma computations required to be made hereunder giving effect to any acquisition, investment, sale, disposition, merger or similar event shall reflect on a pro forma basis such event and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, and may also reflect (i) any projected synergies or similar benefits expected to be realized as a result of such event to the extent such synergies or similar benefits would be permitted to be reflected in financial statements prepared in compliance with Article 11 of Regulation S-X under the Securities Act and (ii) any other demonstrable cost-savings and other adjustments not included in the foregoing clause (i) that are reasonably anticipated by the Company to be achieved in connection with any such event within the 12-month period following the consummation of such event, which the Company determines are reasonable and as set forth in a certificate of a Financial Officer; provided that the aggregate additions to Consolidated EBITDA, for any period being tested, pursuant to this clause (ii) shall not exceed 10% of the amount which could have been included in Consolidated EBITDA in the absence of the adjustment pursuant to this clause (ii).

SECTION 1.05. Currency Translation. (a) For purposes of any determination under Section 6.01, 6.02, 6.03, 7.01(f), 7.01(g) or 7.01(k), all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than US Dollars shall be translated into US Dollars at currency exchange rates in effect on the date of such determination; provided that no Default or Event of Default shall arise as a result of any limitation set forth in US Dollars in Section 6.01, 6.02 or 6.03 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness, Liens or Sale/Leaseback Transactions were initially consummated in reliance on the exceptions under such Sections. For purposes of any determination under Sections 6.05 and 6.08, the amount of each payment, disposition or other applicable transaction denominated in a currency other than US Dollars shall be translated into US Dollars at the applicable currency exchange rate in effect on the date of the consummation thereof. Such currency exchange rates shall be determined in good faith by the Company. For purposes of Sections 6.10 and 6.11, and the related definitions, amounts in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates then most recently used in preparing the Company’s consolidated financial statements.

(b) (i) The Administrative Agent shall determine the US Dollar Equivalent of any Letter of Credit denominated in an Alternative Currency as of the date of the issuance thereof and on the first Business Day of each calendar month on which such Letter of Credit is outstanding, in each case using the Exchange Rate in effect on the date of determination, and each such amount shall be the US Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this Section. The Administrative Agent shall in addition determine the US Dollar Equivalent of any Letter of Credit denominated in an Alternative Currency as provided in Sections 2.06(e) and 2.06(l).

(ii) The Applicable Agent shall determine the US Dollar Equivalent of any Borrowing denominated in an Alternative Currency on or about the date of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate in effect on the date of determination, and each such amount shall, except as provided in the next sentence, be the US Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this Section. The Administrative Agent shall in addition determine the US Dollar Equivalent of any Borrowing denominated in an Alternative Currency as of the CAM Exchange Date, and such amount shall be the US Dollar Equivalent of such Borrowing for all purposes of Section 7.02.

(iii) The Applicable Agent may also determine the US Dollar Equivalent of any Borrowing or Letters of Credit denominated in an Alternative Currency as of such other dates as such Applicable Agent shall determine, in each case using the Exchange Rate in effect on the date of determination, and each such amount shall be the US Dollar Equivalent of such Borrowing or Letter of Credit until the next calculation thereof pursuant to this Section.

(iv) The Administrative Agent shall notify the Company, the applicable Lenders and the applicable Issuing Bank of each determination of the US Dollar Equivalent of each Letter of Credit, Borrowing and LC Disbursement.

SECTION 1.06. Concerning Excluded Subsidiaries. The Company may request that all (but not less than all) of the Excluded Subsidiaries cease to be treated as Excluded Subsidiaries for all purposes of this Agreement and the other Loan Documents (such event being referred to herein as the “Excluded Subsidiaries Redesignation”). Such request shall be made by written notice to the Administrative Agent, specifying the requested date of effectiveness of the Excluded Subsidiaries Redesignation (the “Redesignation Effective Date”). The Excluded Subsidiaries Redesignation shall become effective on the Redesignation Effective Date, provided that no Default shall have occurred and is continuing on the Redesignation Effective Date, or would result from the Excluded Subsidiaries Redesignation.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each US Tranche Lender agrees to make US Tranche Revolving Loans denominated in US Dollars to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s US Tranche Revolving Exposure exceeding such Lender’s US Tranche Commitment or (ii) the sum of the total US Tranche Revolving Exposures exceeding the total US Tranche Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow US Tranche Revolving Loans.

(b) Subject to the terms and conditions set forth herein, each European Tranche Lender agrees to make European Tranche Revolving Loans denominated in US Dollars, Euro or Sterling to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s European Tranche Revolving Exposure exceeding such Lender’s European Tranche Commitment or (ii) the sum of the total European Tranche Revolving Exposures exceeding the total European Tranche Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow European Tranche Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Loans of the same Class, Type and currency made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised (i) in the case of Borrowings denominated in US Dollars, entirely of ABR Loans or Eurocurrency Loans as the applicable Borrower may request in accordance herewith, and (ii) in the case of Borrowings denominated in any other currency, entirely of Eurocurrency Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total US Tranche Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six Eurocurrency Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Eurocurrency Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower shall notify the Applicable Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing denominated in US Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Borrowing denominated in Euro or Sterling, not later than 11:00 a.m., London time, four Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Applicable Agent of a written Borrowing Request in a form approved by the Applicable Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount and currency of the requested Borrowing;

(ii) the Class of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) if denominated in US Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the account of the applicable Borrower to which funds are to be disbursed, which shall comply with Section 2.07, or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), the identity and the account of the Issuing Bank that had made such LC Disbursement.

If no currency is specified with respect to any requested Borrowing, then the applicable Borrower shall be deemed to have selected US Dollars. If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be (A) if denominated in US Dollars, an ABR Borrowing and (B) if denominated in any other currency, a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Borrowing Subsidiaries. Any Wholly Owned Subsidiary of the Company shall become a Borrowing Subsidiary and a party to this Agreement upon the effectiveness of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and delivered to the Administrative Agent. As soon as practicable upon receipt of any such Borrowing Subsidiary Agreement, the Administrative Agent will make a copy thereof available to the Lenders. Each Borrowing Subsidiary Agreement shall become effective on the date five Business Days after it has been so made available by the Administrative Agent (subject to the receipt by any Lender of any information reasonably requested by it under the Patriot Act or other “know-your-customer” laws not later than the second Business Day after the delivery of such Borrowing Subsidiary Agreement), unless, in the case of any Borrowing Subsidiary Agreement of a Foreign Subsidiary, the Administrative Agent shall theretofore have received a written notice from any Lender stating that it would be unlawful under Federal or applicable state or foreign law or regulation for such Lender to make Loans or otherwise extend credit to or do business with such Subsidiary as provided herein, in which case such Borrowing Subsidiary Agreement shall not become effective until such time as such Lender withdraws such notice or ceases to be a Lender hereunder. Upon the execution by the Company and delivery to the Administrative Agent of a Borrowing Subsidiary Termination with respect to any Borrowing Subsidiary, such Subsidiary shall cease to be a Borrowing Subsidiary hereunder and a party to this Agreement; provided that no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary (other than to terminate such Borrowing Subsidiary’s right to make further Borrowings or obtain Letters of Credit under this Agreement) at a time when any principal of or interest on any Loan to such Borrowing Subsidiary or any Letter of Credit issued for the account of such Borrowing Subsidiary shall be outstanding hereunder. Promptly following receipt of any Borrowing Subsidiary Termination, the Administrative Agent shall send a copy thereof to each Lender.

SECTION 2.05. [Reserved]

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, each Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Existing Letters of Credit will, for all purposes of this Agreement (including paragraphs (d) and (e) of this Section), continue to constitute Letters of Credit.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall deliver by hand or facsimile transmission (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient of such notice) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated (which shall be US Dollars or an Alternative Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that any provisions in any such letter of credit application that create Liens securing the obligations of a Borrower thereunder or that are inconsistent with the provisions of this Agreement or the other Loan Documents shall be of no force or effect. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon each issuance, amendment, renewal or extension of any Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed US$120,000,000, (ii) the aggregate US Tranche Revolving Exposures shall not exceed the aggregate US Tranche Commitments, (iii) the aggregate European Tranche Revolving Exposures shall not exceed the aggregate European Tranche Commitments and (iv) the portion of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank shall not exceed the LC Commitment of such Issuing Bank.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date 18 months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, 13 months after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the applicable Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 13 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring pursuant to the terms of such Letter of Credit.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Combined Tranche Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Combined Tranche Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment in respect of an LC Disbursement required to be refunded to a Borrower for any reason. Such payment by the Lenders shall be made (i) if the currency of the applicable LC Disbursement or reimbursement payment shall be US Dollars, then in the currency of such LC Disbursement and (ii) if the currency of the applicable LC Disbursement or reimbursement payment shall be an Alternative Currency, in an amount of US Dollars, calculated by the Administrative Agent based on current exchange rates on the applicable LC Participation Calculation Date, sufficient to enable the Administrative Agent to purchase an amount of such Alternative Currency equal to the amount of such LC Disbursement. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default, any reduction or termination of the Commitments or any fluctuation in currency values, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount in the currency of such LC Disbursement equal to such LC Disbursement not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., Local Time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on (i) the Business Day that such Borrower receives such notice, if such notice is received prior to 11:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is denominated in US Dollars and is not less than the Borrowing Minimum for US Dollar denominated Loans, the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the applicable Borrower fails to make any such reimbursement payment when due, (A) if such payment relates to a Letter of Credit denominated in an Alternative Currency, automatically and with no further action required, the obligation of such Borrower to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the US Dollar Equivalent, calculated using the LC Exchange Rate on the applicable LC Participation Calculation Date, of such LC Disbursement and (B) in the case of each LC Disbursement, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the amount of the payment then due from such Borrower in respect thereof and such Lender’s Combined Tranche Percentage thereof, and each Lender shall pay in US Dollars to the Administrative Agent on the date such notice is received its Combined Tranche Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement. If the applicable Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the applicable Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in US Dollars, such Borrower shall pay the amount of any such tax requested by the Administrative Agent, such Issuing Bank or such Lender.

(f) Obligations Absolute. The obligation of each Borrower to reimburse LC Disbursements as provided in paragraph (e) of this Section is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder. None of the Agents, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to a Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as finally determined in a nonappealable judgment by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, (i) in the case of any LC Disbursement denominated in US Dollars, and at all times following the conversion to US Dollars of an LC Disbursement made in an Alternative Currency pursuant to paragraph (e) or (l) of this Section, at the rate per annum then applicable to ABR Revolving Loans and (ii) if such LC Disbursement is made in an Alternative Currency, at all times prior to its conversion to US Dollars pursuant to paragraph (e) or (l) of this Section, at a rate equal to the rate reasonably determined by the applicable Issuing Bank to be the cost to such Issuing Bank of funding such LC Disbursement plus the Applicable Rate applicable to Eurocurrency Revolving Loans at such time; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be paid to the Administrative Agent for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the applicable Borrower reimburses the applicable LC Disbursement in full.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement (including the right to receive fees under Section 2.12(b)), but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, each Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders and the Issuing Banks, an amount in cash equal to the LC Exposure attributable to Letters of Credit issued for the account of such Borrower as of such date plus any accrued and unpaid interest thereon; provided that (i) amounts payable in respect of any Letter of Credit or LC Disbursement shall be payable in the currency of such Letter of Credit or LC Disbursement, except that LC Disbursements in an Alternative Currency in respect of which the applicable Borrower’s reimbursement obligations have been converted to obligations in US Dollars as provided in paragraph (e) of this Section and interest accrued thereon shall be payable in US Dollars and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower or any Material Subsidiary described in Section 7.01(h) or 7.01(i). The Borrowers shall also deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.20. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the applicable Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be in Permitted Investments and shall be made at the option and sole discretion of the Administrative Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the

Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing more than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If a Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Issuing Bank Reports. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currency and aggregate face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof shall have changed), it being understood that such Issuing Bank shall not effect any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (iii) on any Business Day on which a Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the currency and amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 7.01, all amounts (i) that the Borrowers are at the time or become thereafter required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Letter of Credit denominated in an Alternative Currency (other than amounts in respect of which the Borrowers have deposited cash collateral, if such cash collateral was deposited in the applicable currency), (ii) that the Lenders are at the time or become thereafter required to pay to the Administrative Agent (and the Administrative Agent is at the time or becomes thereafter required to distribute to the applicable Issuing Bank) pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Letter of Credit denominated in an Alternative Currency and (iii) of each Lender’s participation in any Letter of Credit denominated in an Alternative Currency under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the US Dollar Equivalent, calculated using the LC Exchange Rate on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, any Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in US Dollars at the rates otherwise applicable hereunder.

(m) Communications with Beneficiaries. Each Issuing Bank shall use its commercially reasonable efforts to provide advance notice to the Company of any formal communication by such Issuing Bank with any beneficiary under any Letter of Credit issued by such Issuing Bank with respect thereto, other than any such communication in the ordinary course of business or otherwise in accordance with the standard operating procedures of such Issuing Bank.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 12:00 noon, Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the Lenders. The Applicable Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained with the Applicable Agent and designated by such Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, (A) if denominated in US Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation and (B) if denominated in an Alternative Currency, a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of such Borrower, (A) if denominated in US Dollars, the interest rate applicable to ABR Loans and (B) if denominated in an Alternative Currency, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert any Revolving Borrowing denominated in US Dollars to a different Type or to continue any Revolving Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Revolving Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Revolving Borrowing.

(b) To make an election pursuant to this Section, the applicable Borrower shall notify the Applicable Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Applicable Agent of a written Interest Election Request in a form approved by the Applicable Agent and signed by such Borrower. Notwithstanding any other provision of this Section, no Borrower shall be permitted to change the currency of any Borrowing or to convert any Borrowing to a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then such Borrowing shall be repaid as provided herein at the end of such Interest Period, unless such Borrowing is denominated in US Dollars, in which case (unless it is so repaid) it shall be converted to an ABR Borrowing at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the applicable Borrower, then, so long as an Event of Default is continuing (i) in the case of Borrowings denominated in US Dollars, (A) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Borrowing and (B) unless repaid, each Eurocurrency Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, and (ii) in the case of Borrowings denominated in Alternative Currencies, unless repaid, each Eurocurrency Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.

SECTION 2.09. Termination and Reduction of Commitments; Increase of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments under any Tranche shall be in an amount that is an integral multiple of the Borrowing Multiple for US Dollar denominated Loans and not less than the Borrowing Minimum for US Dollar denominated Loans and (ii) the Company shall not terminate or reduce the Commitments under any Tranche if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the US Tranche Revolving Exposure would exceed the total US Tranche Commitments or the European Tranche Revolving Exposure would exceed the total European Tranche Commitments.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments under any Tranche delivered by the Company may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments under any Tranche shall be made ratably among the Lenders in accordance with their respective Commitments under such Tranche.

(d) The Company may from time to time request increases in the aggregate amount of Commitments under either Tranche pursuant to the provisions of this paragraph.

(i) The Company may, by written notice to the Administrative Agent (which shall promptly forward such notice to each Lender under the applicable Tranche), request (A) that the total Commitments under either Tranche be increased (a “Commitment Increase”) by an amount for each increased Tranche of not less than US$25,000,000 and (B) at the election of the Company, that simultaneous decreases (each, a “Commitment Decrease”) be made to the Commitments under the other Tranche; provided that at no time shall the aggregate amount of Commitment Increases effected pursuant to this paragraph, when taken together with the aggregate amount of new Commitments established under Section 9.02(c), exceed the aggregate amount of Commitment Decreases effected pursuant to this paragraph by more than US$250,000,000. Each such notice shall set forth the amount of the requested Commitment Increase (and Commitment Decrease, as applicable) in each Tranche, and the date on which such adjustment is requested to become effective (which shall be not less than 10 Business Days or more than 30 days after the date of such notice). The Company may arrange for one or more banks or other entities (any such bank or other entity being called an “Augmenting Lender” with respect to such Tranche), which may include any Lender under either Tranche (each Lender so agreeing being an “Increasing Lender” with respect to such Tranche, and each Lender so declining being a “Non-Increasing Lender” with respect to such Tranche), to extend Commitments or, in the case of any Lender, increase its Commitment in an aggregate amount equal to the amount of the requested Commitment Increase; provided that each Augmenting Lender shall be subject to the approval of the Administrative Agent and each Issuing Bank (which approval shall not be unreasonably withheld) and the Borrowers and each Augmenting Lender shall execute all such documentation as the Administrative Agent shall reasonably specify to evidence the Commitment of such Augmenting Lender and/or its status as a Lender hereunder. Any Commitment Increase under any Tranche may be made in an amount less than the Commitment Increase requested by the Company if the Company is unable to arrange for, or chooses not to arrange for, Augmenting Lenders and Increasing Lenders. Not less than three Business Days prior to the effective date (the “Increase Effective Date”) of any Commitment Increase under any Tranche pursuant to this Section 2.09(d), the Company shall by written notice to the Administrative Agent confirm the Commitment Decreases, if any, to be made to the Commitments under the other Tranches specified in the original notice given in respect of the proposed adjustments or shall specify the Commitment Decreases, if any, to be made in lieu thereof.

(ii) On the Increase Effective Date, (A) the aggregate principal amount of the Revolving Loans outstanding under each Tranche under which a Commitment Increase will become effective (the “Initial Loans” under such Tranche) immediately prior to giving effect to the applicable Commitment Increase on the Increase Effective Date shall be deemed to be repaid, (B) after the effectiveness of the Commitment Increase, the Borrowers holding Commitments under such Tranche shall be deemed to have made new Borrowings (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans under such Tranche and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03, (C) each Lender under such Tranche shall pay to the Administrative Agent in same day funds an amount equal to the difference, if positive, between (1) such Lender’s applicable Tranche Percentage (calculated after giving effect to the Commitment Increase) of the Subsequent Borrowings and (2) such Lender’s applicable Tranche Percentage (calculated without giving effect to the Commitment Increase) of the Initial Loans, (D) after the Administrative Agent receives the funds specified in clause (C) above, the Administrative Agent shall pay to each Lender under such Tranche the portion of such funds that is equal to the difference, if positive, between (1) such Lender’s applicable Tranche Percentage (calculated without giving effect to the Commitment Increase) of the Initial Loans and (2) such Lender’s applicable Tranche Percentage (calculated after giving effect to the Commitment Increase) of the amount of the Subsequent Borrowings, (E) each Non-Increasing Lender, each Increasing Lender and each Augmenting Lender shall be deemed to hold its applicable Tranche Percentage of each Subsequent Borrowing (each calculated after giving effect to the Commitment Increase) and (F) each applicable Borrower shall pay each Increasing Lender and each Non-Increasing Lender any and all accrued but unpaid interest on the Initial Loans. The deemed payments made pursuant to clause (A) above in respect of each Eurocurrency Loan shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto and breakage costs result.

(iii) On the Increase Effective Date, each Commitment Decrease specified in the notice by the Company pursuant to paragraph (d)(i) above (as adjusted pursuant to the last sentence of such paragraph) shall be made ratably among the Lenders holding Commitments under the decreasing Tranche in accordance with their respective Commitments under such Tranche.

(iv) Commitment Increases, Commitment Decreases and new Commitments created pursuant to this Section 2.09(d) shall become effective on the date specified in the original notice delivered by the Company pursuant to the first sentence of paragraph (d)(i) above.

(v) Notwithstanding the foregoing, no increase in the Commitments under any Tranche (or in any Commitment of any Lender) or addition of an Augmenting Lender shall become effective under this Section unless (A) on the date of such increase, the conditions set forth in Section 4.02(a) and Section 4.02(b) shall be satisfied (without giving effect to the parenthetical in Section 4.02(a)) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer and (B) the Administrative Agent shall have received (with sufficient copies for each of the Lenders) documents consistent with those delivered pursuant to Section 4.03(c) in connection with the designation of a new Borrowing Subsidiary as to the corporate power and authority of the applicable Borrowers to borrow hereunder after giving effect to such increase.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay to the Applicable Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender outstanding to it on the Maturity Date. The Borrowers will repay the principal amount of each Loan and the accrued interest thereon in the currency in which such Loan is denominated.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the applicable Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, each applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without any premium or penalty (but including amounts owed under Section 2.16) subject to prior notice in accordance with paragraph (c) of this Section.

(b) In the event and on each occasion that the Revolving Credit Exposure under any Tranche exceeds the sum of the Commitments under such Tranche, the Borrowers shall not later than the next Business Day prepay Revolving Borrowings of the applicable Tranche in an aggregate amount equal to such excess, and in the event that after such prepayment of Borrowings any such excess shall remain, the Borrowers shall deposit cash in an amount equal to such excess as collateral for the reimbursement obligations of the Borrowers in respect of Letters of Credit under such Tranche; provided that if such excess results from a change in currency exchange rates, such prepayment and deposit shall be required to be made not later than the fifth Business Day after the day on which the Administrative Agent shall have given the Company notice of such excess. Any cash so deposited (and any cash previously deposited pursuant to this paragraph) with the Administrative Agent shall be held in an account over which the Administrative Agent shall have sole dominion and control, including exclusive rights of withdrawal. Other than any interest earned on the investment of such deposits, which investment shall be in Permitted Investments and shall be made in the discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements under such Tranche for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure under such Tranche at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders holding more than 50% of the LC Exposures), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers have provided cash collateral to secure the reimbursement obligations of the Borrowers in respect of Letters of Credit, then, so long as no Event of Default shall exist, such cash collateral shall be released to the Borrowers if so requested by the Company at any time if and to the extent that, after giving effect to such release, the aggregate amount of the Revolving Credit Exposures under the applicable Tranche would not exceed the aggregate amount of the Commitments under such Tranche. Prepayments made under this paragraph shall be without any premium or penalty (but shall include amounts owed under Section 2.16).

(c) The applicable Borrower shall notify the Applicable Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, four Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR

Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment; provided that in the case of any prepayment required to be made within one Business Day under paragraph (b) of this Section the applicable Borrower will give such notice as soon as practicable. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination or reduction of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees. (a) The Company agrees to pay, or cause the applicable Borrowing Subsidiary to pay, to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of the Commitments of such Lender during the period from and including the Restatement Effective Date to but excluding the date on which the last of such Commitments terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments of any Class terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Commitment of a Lender under any Tranche shall be deemed to be used to the extent of the outstanding Loans and LC Exposure of such Lender under such Tranche.

(b) Each Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit issued for the account of such Borrower, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurocurrency Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Company and such Issuing Bank on the daily LC Exposure attributable to Letters of Credit issued for the account of such Borrower by such Issuing Bank, during the period from and including the Restatement Effective Date to but excluding the later of the date the LC Commitment of such Issuing Bank is reduced to zero and the date on which there ceases to be any LC Exposure attributable to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Restatement Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Banks, in the case of fees payable to them) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest (i) in the case of any such Borrowing denominated in US Dollars, at the Adjusted LIBO Rate, (ii) in the case of any such Borrowing denominated in Sterling, at the LIBO Rate and (iii) in the case of any such Borrowing denominated in Euro, at the EURIBO Rate, in each case for the Interest Period in effect for such Borrowing, plus, in each case, the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Loans of any Class, upon termination of the Commitments of such Class; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and (ii) interest on Eurocurrency Loans denominated in Sterling shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate or EURIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate or the EURIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the majority in interest of the Lenders under the affected Tranche that the Adjusted LIBO Rate, the LIBO Rate or the EURIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective, and, unless repaid, such Borrowing shall, if denominated in US Dollars, be made as an ABR Borrowing or, if denominated in an Alternative Currency, bear interest at such rate as the Administrative Agent shall determine adequately and fairly reflects the cost to the affected Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period plus the Applicable Rate, and (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing, such Borrowing shall, if denominated in

US Dollars, be made as an ABR Borrowing or, if denominated in an Alternative Currency, bear interest at such rate as the Administrative Agent shall determine adequately and fairly reflects the cost to the affected Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period plus the Applicable Rate; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit,

compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate, the LIBO Rate or the EURIBO Rate) or any Issuing Bank;

(ii) subject any Agent, Lender or Issuing Bank to any Taxes on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (but expressly excluding Taxes referred to in paragraph (f) of this Section); or

(iii) impose on any Lender or any Issuing Bank or the London interbank market or European interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Company will pay, or cause the applicable Borrowing Subsidiary to pay, to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such

Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay, or cause the applicable Borrowing Subsidiary to pay, to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, as the case may be, setting forth in reasonable detail the manner in which such amount or amounts have been determined, shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If an Agent, a Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund of any amount as to which it has been indemnified by any Borrower pursuant to this Section 2.15, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made by such Borrower under this Section 2.15 with respect to the events giving rise to such refund), net of all out-of-pocket expenses of such Agent, such Lender or such Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Borrower, upon the request of such Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Agent, any Lender or any Issuing Bank to make available its accounting records (or any other information which it deems confidential) to any Borrower or any other Person.

(f) For the avoidance of doubt, this Section 2.15 (i) shall not entitle any Agent, Lender or Issuing Bank to compensation in respect of any Excluded Taxes, (ii) shall not apply to (A) Indemnified Taxes imposed on payments by or on account of any obligations of the Borrowers hereunder or under any Loan Document or (B) Other Taxes, it being understood that Indemnified Taxes and Other Taxes shall be governed by Section 2.17(a), and (iii) shall not relieve any Lender of any obligation pursuant to Section 2.17(d), (f), (g) or (h).

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(c) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.19 or the CAM Exchange, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate, the LIBO Rate or the EURIBO Rate, as the case may be, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 20 days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes except as required by applicable law; provided that if any Borrower shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by such Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Applicable Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower shall make such deductions and (iii) the applicable Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Company shall pay, or cause the applicable Borrowing Subsidiary to pay, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Company shall indemnify, or cause the applicable Borrowing Subsidiary to indemnify, each Agent, Lender and Issuing Bank, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) Each Lender and Issuing Bank severally agrees to indemnify each Agent, within 20 days after written demand therefor, for the full amount of (i) any Indemnified Taxes and Other Taxes attributable to such Lender or Issuing Bank (but only to the extent that the Borrowers have not already indemnified such Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s or Issuing Bank’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are paid or payable by such Agent in connection with any Loan Documents and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Lender or Issuing Bank by an Agent shall be conclusive absent manifest error. Each Lender and Issuing Bank hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document or otherwise payable by such Agent to the Lender or Issuing Bank from any other source against any amount due to such Agent under this paragraph (d). Nothing herein shall prevent any Lender or Issuing Bank from contesting the applicability of any Excluded Taxes that it believes to have been incorrectly or illegally imposed or asserted by any Governmental Authority; provided that no such contest shall suspend the obligation of any Lender or Issuing Bank to pay amounts due to the Agents as provided in the first sentence of this paragraph.

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times reasonably requested by the Company or the Administrative Agent or, solely with respect to an obligation of a Borrower that is a Domestic Subsidiary, at the time or times prescribed by applicable law, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent, or, if applicable, prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or

IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for any Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so. For purposes of this paragraph (f), the term “Lender” includes any Issuing Bank.

(g) In furtherance of, and without limitation of, the obligations of the parties pursuant to Section 2.17(f), (i) subject to (ii) below, each Lender and each UK Borrower which makes a payment to such Lender shall cooperate in completing any procedural formalities necessary for such UK Borrower to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(ii) (A) A Lender on the day on which this Agreement closes that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent; and

(B) a Lender which becomes a Lender hereunder after the day on which this Agreement closes that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent, and

(C) Upon satisfying either clause (A) or (B) above, such Lender shall have satisfied its obligation under paragraph (g)(i) above.

(iii) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above, each UK Borrower shall make a Borrower DTTP filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that, if:

(A) each UK Borrower making a payment to such Lender has not made a Borrower DTTP Filing in respect of such Lender; or

(B) each UK Borrower making a payment to such Lender has made a Borrower DTTP Filing in respect of such Lender but:

(1) such Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(2) HM Revenue & Customs has not given such UK Borrower authority to make payments to such Lender without a deduction for tax within 60 days of the date of such Borrower DTTP Filing;

and in each case, such UK Borrower has notified that Lender in writing of either (1) or (2) above, then such Lender and such UK Borrower shall co-operate in completing any additional procedural formalities necessary for such UK Borrower to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(iv) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no UK Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(v) Each UK Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of such Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(vi) Each Lender shall notify the Company and Administrative Agent if it determines in its sole discretion that it is ceases to be entitled to claim the benefits of an income tax treaty to which the United Kingdom is a party with respect to payments made by any UK Borrower hereunder.

(vii) For purposes of this paragraph (g), the term “Lender” includes any Issuing Bank.

(h) If an Agent, a Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay over such refund to the indemnifying party (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Agent, such Lender or such Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of such Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to such indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent, such Lender or such Issuing Bank in the event such Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will an Agent, a Lender or an Issuing Bank be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place such Agent, Lender or Issuing Bank in a less favorable net after-Tax position than such Agent, Lender or Issuing Bank would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require any Agent, any Lender or any Issuing Bank to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Company or a Borrower or any other Person.

(i) From and after the effective date of this Agreement, each Agent shall be entitled to treat this Agreement as not qualifying as a “grandfathered obligation” within the meaning of United States Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by them hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, Local Time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent to the applicable account specified by it from time to time to the Company for such purpose, except payments to be made directly to an Issuing Bank as expressly provided herein shall be so made and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Except as otherwise provided herein, (i) all payments of principal, interest or reimbursement obligations in respect of any Loan or Letter of Credit shall be made in the currency of such Loan or Letter of Credit and (ii) all other payments under each Loan Document (including all fees) shall be made in US Dollars.

(b) If at any time insufficient funds are received by and available to the Applicable Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements under any Tranche resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender under such Tranche, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders under such Tranche to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements under such Tranche; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or Participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). It is acknowledged and agreed that the foregoing provisions of this Section 2.18(c) reflect an agreement entered into solely among the Lenders (and not any Borrower or any Loan Party) and the consent of any Borrower or any other Loan Party shall not be required to give effect to the acquisition of a participation by a Lender pursuant to such provisions or with respect to any action taken by the Lenders or the Administrative Agent pursuant to such provisions. Each Borrower agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower, as the case may be, in the amount of such participation.

(d) Unless the Applicable Agent shall have received notice from the Company prior to the date on which any payment is due to the Applicable Agent for the account of the Lenders or an Issuing Bank hereunder that any Borrower will not make such payment, the Applicable Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at (A) if such amount is denominated in US Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation, and (B) if such amount is denominated in an Alternative Currency, a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d), 2.06(e), 2.07(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by either Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender has failed to consent to a proposed waiver, amendment or other modification that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Required Lenders (or, where applicable, a majority in interest of the Lenders of the affected Class) shall have granted their consent, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, the Issuing Banks, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or a Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any such assignment resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and any contemporaneous assignments and consents, the applicable waiver, amendment or other modification can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.20. Defaulting Lenders. (a) Notwithstanding any provision of this Agreement to the contrary, if one or more Lenders become Defaulting Lenders, then, upon notice to such effect by the Administrative Agent (which notice shall be given promptly after the Administrative Agent becomes aware that any Lender shall have become a Defaulting Lender, including as a result of being advised thereof by any Issuing Bank or the Company) (such notice being referred to as a “Defaulting Lender Notice”), the following provisions shall apply for so long as any such Lender is a Defaulting Lender:

(i) no commitment fee shall accrue on the unused amount of any Commitment of any Defaulting Lender pursuant to Section 2.12(a);

(ii) the Commitments and Revolving Credit Exposures of each Defaulting Lender shall be disregarded in determining whether the Required Lenders shall have taken any action hereunder or under any other Loan Document (including any consent to any waiver, amendment or other modification pursuant to Section 9.02); provided, however, that any waiver, amendment or other modification that, disregarding the effect of this clause (ii), requires the consent of all Lenders or of all Lenders affected thereby shall continue to require the consent of each Defaulting Lender in accordance with the terms hereof;

(iii) if any LC Exposure exists at the time any Lender becomes a Defaulting Lender (each Letter of Credit to which such LC Exposure is attributable being referred to as a “Reallocated Letter of Credit”), then:

(A) subject to clause (B) below, the participation of each Non- Defaulting Lender in each Reallocated Letter of Credit shall be adjusted to be determined under Section 2.06(d) on the basis of such Lender’s Adjusted Combined Tranche Percentage;

(B) notwithstanding the foregoing:

(1) if any Lender that becomes a Defaulting Lender shall be an Issuing Bank or an Affiliate thereof, no adjustment shall be made pursuant to clause (A) above with respect to participations in any Letter of Credit issued by such Issuing Bank; and

(2) if the sum of all the Defaulting Lenders’ Combined Tranche Percentages of the LC Exposure attributable to the Reallocated Letters of Credit (the “Defaulting Lender LC Exposures”) exceeds the aggregate amount of the unused Commitments of the Non-Defaulting Lenders as of the time the adjustments are to be made pursuant to clause (A) above (the aggregate amount of such Commitments being referred to as the “Maximum Incremental Participations Amount”), then the incremental amount of participations acquired by the Non- Defaulting Lenders under clause (A) above (the “Incremental LC Participations”) shall not exceed at any time the Maximum Incremental Participations Amount;

(C) if the Incremental LC Participations shall be less than the Defaulting Lender LC Exposure as a result of the circumstances described in clause (B)(2) above, then the Borrowers shall, within one Business Day after receipt of written notice to that effect from the Administrative Agent, cash collateralize the Reallocated Letters of Credit (in a manner and under documentation reasonably satisfactory to the Administrative Agent) in an aggregate amount equal to the excess, if any, of the Defaulting Lender LC over the Incremental LC Participations;

(D) if any Reallocated Letter of Credit shall have been cash collateralized by the Borrowers pursuant to clause (C) above, then the Borrowers shall not be required to pay any letter of credit participation fees to the Defaulting Lenders pursuant to Section 2.12(b) with respect to the portion of such Reallocated Letter of Credit that is so cash collateralized;

(E) if an adjustment shall have been made pursuant to clause (A) above to the participations of the Non-Defaulting Lenders in Reallocated Letters of Credit, then the letter of credit participation fees that would otherwise have been payable to the Defaulting Lenders pursuant to

Section 2.12(b) with respect to the portion of such Reallocated Letters of Credit equal to the Incremental LC Participations therein shall instead accrue for the accounts of, and be payable to, the Non-Defaulting Lenders in accordance with their Adjusted Combined Tranche Percentages;

(F) if the Defaulting Lender LC Exposure at any time shall exceed the sum of the Incremental LC Participations at such time and the portion of the Reallocated Letters of Credit cash collateralized at such time pursuant to clause (C) above, then, without prejudice to any rights or remedies of any Issuing Bank or any Non-Defaulting Lender hereunder, all letter of credit participation fees payable to the Defaulting Lenders under Section 2.12(b) with respect to the portion of the Defaulting Lender LC Exposure equal to such excess shall instead ratably accrue for the accounts of, and be payable to, the Issuing Banks that shall have issued Reallocated Letters of Credit; and

(H) the Revolving Credit Exposures of each Non-Defaulting Lender shall be determined after giving effect to the Incremental LC Participations acquired by such Lender under the foregoing clauses of this clause (iii);

(iv) in the event any Letter of Credit shall be issued or amended to increase the amount thereof, (A) the participations of the Non-Defaulting Lenders therein shall be determined in the manner set forth in clause (iii)(A) above as if such Letter of Credit shall have been a Reallocated Letter of Credit, as the case may be, and (B) letter of credit participation fees that would otherwise have been payable to the Defaulting Lenders pursuant to Section 2.12(b) in respect of any such Letter of Credit shall be subject to clause (iii)(E) above; provided, however, that, notwithstanding anything to the contrary set forth herein, no Issuing Bank shall be required to issue, extend, renew or increase the amount of any Letter of Credit unless it is satisfied that the Defaulting Lenders’ Tranche Percentage of the LC Exposure attributable to such Letter of Credit will be entirely covered by participations therein of the Non-Defaulting Lenders and/or cash collateral provided by the Borrowers (in a manner and under documentation satisfactory to the applicable Issuing Bank); and

(v) any amount payable to or for the account of any Defaulting Lender in its capacity as a Lender hereunder (whether on account of principal, interest, fees or otherwise, and including any amounts payable to such Defaulting Lender pursuant to Section 2.11, but excluding any amounts payable to such Defaulting Lender pursuant to Sections 2.15, 2.16, 2.17, 2.19(b) and 9.04) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Applicable Agent in a segregated account and, subject to any applicable requirements of law, (A) be applied (1) first, to the payment of any amounts owing by such Defaulting Lender to any Agent hereunder, (2) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Banks in respect of such Defaulting Lender’s participations in Letters of Credit (and to the extent any such amounts shall have been paid by Non-Defaulting Lenders as a result of adjustments pursuant to clause (iii) above, to reimburse such Non-Defaulting Lenders for such amounts), (3) third, to cash collateralize participation obligations of such Defaulting Lender in respect of outstanding Letters of Credit and (4) fourth, to the funding of such Defaulting Lender’s Tranche Percentage of any Borrowing in respect of which such Defaulting Lender shall have failed to fund such share as required hereunder and (B) to the extent not applied or held as aforesaid, be distributed to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

(b) In the event the Administrative Agent, each Issuing Bank and the Company shall have agreed that a Lender that is a Defaulting Lender has adequately remedied all matters that caused such Lender to become a Defaulting Lender, then (i) such Lender shall cease to be a Defaulting Lender for all purposes hereof, (ii) the participations of the Lenders in Letters of Credit under Section 2.06(d) shall be readjusted to be determined on the basis of the Lenders’ Combined Tranche Percentages and (iii) such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine to be necessary in order for the Revolving Loans to be held by the Lenders in accordance with their Combined Tranche Percentages.

(c) No Commitment of any Lender shall be increased or otherwise affected and, except as otherwise expressly provided in this Section, performance by the Borrowers of their obligations hereunder and under the other Loan Documents shall not be excused or otherwise modified, as a result of the operation of this Section. The rights and remedies against a Defaulting Lender under this Section are in addition to other rights and remedies that the Borrowers, the Agents, any Issuing Bank or any Non- Defaulting Lender may have against such Defaulting Lender (and, for the avoidance of doubt, each Non-Defaulting Lender shall have a claim against any Defaulting Lender for any losses it may suffer as a result of the operation of this Section).

ARTICLE III

Representations and Warranties

The Company and each Borrowing Subsidiary represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Company and the Subsidiaries is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization (except, in the case of Subsidiaries that are not Material Subsidiaries, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect), has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action. This Agreement has been duly executed and delivered by each Borrower and constitutes (assuming due execution by the parties hereto other than the Company and the Subsidiaries), and each other Loan Document to which any Loan Party is or is to be a party, when executed and delivered by such Loan Party, will constitute (assuming due execution by the parties thereto other than the Company and the Subsidiaries), a legal, valid and binding obligation of such Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except those that have been obtained or made and are in full force and effect or those the failure to obtain which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of the Subsidiaries or any order of any Governmental Authority, (c) will not violate or result (alone or with notice or lapse of time, or both) in a default under any indenture, or other material agreement or instrument binding upon the Company or any of the Material Subsidiaries or its assets, or require any payment to be made by the Company or any of the Material Subsidiaries thereunder and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of the Material Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of operations and cash flows and, with respect to the fiscal year ended December 31, 2013, only, changes in stockholders equity and comprehensive income (i) as of and for the fiscal year ended December 31, 2013, reported on by Ernst & Young LLP, independent registered public accounting firm, and (ii) as of and for the fiscal quarters and the portions of the fiscal year ended March 31 and June 30, 2014, certified by a Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and the consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) There has not occurred since December 31, 2013, any event, condition or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, results of operations, assets or financial condition of the Company and the Subsidiaries, taken as a whole.

(c) Except as disclosed in the financial statements referred to above or the notes thereto and except for the Disclosed Matters, after giving effect to the Transactions, none of the Company or the Subsidiaries has, as of the Restatement Effective Date, any material contingent liabilities.

SECTION 3.05. Properties. (a) Each of the Company and the Subsidiaries (other than any Excluded Subsidiary) has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Company and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, except for intellectual property the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and the use thereof by the Company and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis reasonably likely to result in any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Company and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither the Company nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Company and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The excess of the present value of all accumulated benefit obligations under each Plan (based on assumptions used for purposes of Statement of Financial Accounting Standards No. 87), if any, over the fair market value of the assets of such Plan, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. None of the reports, financial statements, certificates or other written factual information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date furnished; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Guarantee Requirement. The Guarantee Requirement is satisfied.

SECTION 3.13. Subsidiaries. Schedule 3.13 sets forth, as of the Restatement Effective Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Company or any Subsidiary in, each Subsidiary and identifies, as of the Restatement Effective Date, each Designated Subsidiary and each Material Subsidiary.

SECTION 3.14. Use of Proceeds; Margin Regulations. The proceeds of the Loans and the Letters of Credit have been and will be used solely for the general corporate purposes of the Company and the Subsidiaries, including working capital, capital expenditures and acquisitions. No part of the proceeds of any Loan or any Letter of Credit have been or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.15. Borrowing Subsidiaries. Each Borrowing Subsidiary is subject to civil and commercial law with respect to its obligations under this Agreement, and the execution, delivery and performance by such Borrowing Subsidiary of the applicable Borrowing Subsidiary Agreement and this Agreement constitute and will constitute private and commercial acts rather than public or governmental acts. Each Borrowing Subsidiary that is not a Domestic Subsidiary has validly given its consent to be sued in respect of its obligations under the Borrowing Subsidiary Agreement and this Agreement. Each Borrowing Subsidiary that is not a Domestic Subsidiary has waived every immunity (sovereign or otherwise) to which it or any of its properties would otherwise be entitled from any legal action, suit or proceeding, from jurisdiction of any court or from setoff or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) under the laws of the jurisdiction of its incorporation in respect of its Obligations under the Borrowing Subsidiary Agreement and this Agreement. The waiver by such Borrowing Subsidiary described in the immediately preceding sentence is legal, valid and binding on such Borrowing Subsidiary.

SECTION 3.16. Anti-Corruption Laws and Sanctions. The Company maintains and will maintain in effect policies and procedures designed to result in compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company and its Subsidiaries and, to the knowledge of the Company, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or to the knowledge of the Company any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, issuance of a Letter of Credit or use of the proceeds of any Borrowing or any Letter of Credit will result in a violation by any party hereto of Anti-Corruption Laws or applicable Sanctions.

ARTICLE IV

Conditions

SECTION 4.01. Restatement Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit under this

Amended and Restated Credit Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent or its counsel shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(c) The Administrative Agent shall have received a Reaffirmation Agreement, in form and substance satisfactory to the Administrative Agent, duly executed by each Loan Party, pursuant to which each Loan Party shall consent to this Agreement and the amendments to the Existing Credit Agreement effected hereby and acknowledge that the Guarantee Agreement remains in full force and effect in accordance with its terms and constitutes a guarantee of the Obligations.

(d) The Administrative Agent shall have received a favorable written opinion (addressed to the Agents, the Lenders and the Issuing Banks and dated the Restatement Effective Date) of each of (i) Wachtell, Lipton, Rosen & Katz, counsel for the Company, (ii) in-house counsel for the Company and (iii) local counsel in each jurisdiction in which a Loan Party is organized and the laws of which are not covered by the opinion referred to in clause (i) above, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(e) The Administrative Agent shall have received a certificate, dated the Restatement Effective Date and signed by a Financial Officer, confirming compliance with the conditions set forth in Section 4.02(a) (without giving effect to the parenthetical therein) and Section 4.02(b).

(f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Restatement Effective Date, including, to the extent invoiced at least two Business Days prior to the Restatement Effective Date, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Company under the Commitment Letter, any fee letter referred to therein or this Agreement.

(g) On the Restatement Effective Date, all interest, fees and other amounts accrued for the accounts of the Lenders and Issuing Banks under the Existing Credit Agreement shall have been or shall be paid in full.

(h) Each Lender shall have received all documentation and other information required to be obtained by such Lender under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

The Administrative Agent shall notify the Borrowers and the Lenders of the Restatement Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in this Agreement (other than the representations and warranties set forth in Sections 3.04(b) and 3.06) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall have been true and correct in all material respects on and as of such prior date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company and each other Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

SECTION 4.03. Initial Credit Event in Respect of Each Borrowing Subsidiary. The obligations of the Lenders and Issuing Banks to make the initial Loans to or to issue the initial Letter of Credit for the account of each Borrowing Subsidiary (other than the Borrowing Subsidiaries that are party to this Agreement on the date hereof) are subject to the satisfaction of the following additional conditions:

(a) The Administrative Agent or its counsel shall have received from each of such Borrowing Subsidiary and the Company either (i) a counterpart of a Borrowing Subsidiary Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of such

Borrowing Subsidiary Agreement) that such party has signed a counterpart of a Borrowing Subsidiary Agreement, and such Borrowing Subsidiary Agreement shall have become effective as provided in Section 2.04.

(b) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Banks, a favorable written opinion of counsel for such Borrowing Subsidiary (which counsel shall be reasonably acceptable to the Administrative Agent), in form and substance reasonably satisfactory to the Administrative Agent, (i) dated the date of the applicable Borrowing Subsidiary Agreement (or as of a later date prior to the date of such credit event), (ii) addressed to the Administrative Agent, the Lenders and the Issuing Banks and (iii) covering such matters as the Administrative Agent shall reasonably request.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Borrowing Subsidiary, the authorization by it of the Transactions to which it will be party and any other legal matters relating to such Borrowing Subsidiary, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the date of the applicable Borrowing Subsidiary Agreement and signed by a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed by the Borrowers, the Company and each Borrowing Subsidiary covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; and Other Information. The Company will furnish to the Administrative Agent, on behalf of each Lender:

(a) (i) so long as the Company is subject to periodic reporting obligations under the Exchange Act, within five Business Days of each date the Company is required to file with the SEC an Annual Report on Form 10-K for any fiscal year of the Company (giving effect to any extension of such date available under paragraph (b) of Rule 12b-25 under the Exchange Act), and (ii) otherwise, within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all audited by and accompanied by the opinion of Ernst & Young LLP or another registered independent public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the Company and the consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal year in accordance with GAAP;

(b) (i) so long as the Company is subject to periodic reporting obligations under the Exchange Act, within five Business Days of each date the Company is required to file with the SEC a Quarterly Report on Form 10-Q for any fiscal quarter of the Company (giving effect to any extension of such date available under paragraph (b) of Rule 12b-25 under the Exchange Act), and (ii) otherwise, within 45 days after the end of each of the first three fiscal quarters of the Company, its consolidated balance sheet and related consolidated statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations and cash flows of the Company and the consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with each delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations of the ratios set forth in Sections 6.10 and 6.11 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 that has had a material effect thereon and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of a Financial Officer of the Company certifying as to the identity of each Material Subsidiary existing at the date of such certificate;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(f) promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(i)(1) of ERISA that the Company or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Company or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that, if the Company or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Company or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(g) promptly after any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent (on its own behalf or at the request of any Lender) may reasonably request.

Information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered if such information (including, in the case of certifications required pursuant to clause (b) above, the certifications accompanying any such quarterly report pursuant to Section 302 of the Sarbanes-Oxley Act of 2002), or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on IntraLinks or a similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section 5.01 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. In the event any financial statements delivered under clause (a) or (b) above shall be restated, the Company shall deliver, promptly after such restated financial statements become available, revised completed certificates with respect to the periods covered thereby that give effect to such restatement, signed by a Financial Officer.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary that could reasonably be expected to be adversely determined and, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, sale, transfer, lease, disposition, liquidation or dissolution permitted under Section 6.04 or 6.08.

SECTION 5.04. Payment of Tax Liabilities. The Company will, and will cause each of the Subsidiaries to, pay its Tax liabilities that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Company or such Subsidiary has set aside on its books reserves with respect thereto in accordance with GAAP.

SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of the Subsidiaries (other than any Excluded Subsidiary) to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that the Company and the Subsidiaries may (i) self-insure against such risks and in amounts as are usually self-insured by similar companies engaged in the same or similar businesses operating in the same or similar locations and (ii) elect not to carry terrorism insurance.

SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of the Subsidiaries

(other than any Excluded Subsidiary) to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, unless an Event of Default has occurred and is continuing, no representative designated by a Lender may conduct any such visit, inspection, examination, extraction or discussion unless such representative is accompanied by a representative designated by the Administrative Agent.

SECTION 5.07. Compliance with Laws. The Company will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Further Assurances. (a) The Company will, and will cause each of the Subsidiaries to, execute any and all further documents, agreements and instruments, and take all further actions that may be required under any applicable law or regulation, or that the Administrative Agent may reasonably request, (i) to effectuate the transactions contemplated by the Loan Documents and (ii) to cause the Guarantee Requirement to be and remain satisfied at all times. If after the Restatement Effective Date any Subsidiary is formed or acquired that is a Designated Subsidiary, or any Subsidiary becomes a Designated Subsidiary, the Company will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent thereof.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or been terminated and all LC Disbursements shall have been reimbursed by the Borrowers, the Company and each Borrowing Subsidiary covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Company will not permit any Subsidiary (other than any Loan Party that Guarantees all the Obligations or any Excluded Subsidiary) to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness set forth on Schedule 6.01, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, result in an earlier maturity date or decreased remaining weighted average life to maturity thereof or change the parties directly or indirectly responsible for the payment thereof;

(c) Indebtedness owed to the Company or to any Subsidiary; provided that such Indebtedness shall not have been transferred or pledged to any Person other than the Company or any Subsidiary;

(d) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness incurred or assumed in connection with the acquisition, construction or improvement of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, result in an earlier maturity date or decreased remaining weighted average life to maturity thereof or change the parties directly or indirectly responsible for the payment thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed, in each case, the cost of such acquisition, construction or improvement;

(e) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed US$250,000,000 at any time outstanding;

(f) Indebtedness of any Subsidiary as an account party in respect of trade letters of credit;

(g) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(h) Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

(i) Indebtedness consisting of any purchase price adjustment, earnout or deferred payment of a similar nature incurred in connection with any investment by any Subsidiary, but only to the extent that no payment has at the time accrued pursuant to such purchase price adjustment, earnout or deferred payment obligation, or of any indemnification obligation arising in connection with any investment by any Subsidiary;

(j) Indebtedness arising under any performance or surety bond (including any consumer protection bond or any performance bond posted in respect of contested tax assessments), completion bond or similar obligation, in each case incurred in the ordinary course of business and not supporting Indebtedness;

(k) overdrafts paid within five Business Days;

(l) Capital Lease Obligations incurred in connection with any Sale/Leaseback Transaction permitted by Section 6.03;

(m) other Indebtedness that, when aggregated, without duplication, with the aggregate outstanding Indebtedness of the Company secured by Liens and Securitization Transactions permitted pursuant to Section 6.02(g) and the aggregate outstanding amount of Sale/Leaseback Transactions permitted pursuant to the proviso to Section 6.03, shall at no time exceed US$100,000,000;

(n) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in the foregoing clauses of this Section;

(o) guarantees of Indebtedness of Loan Parties;

(p) Indebtedness consisting of promissory notes issued to current or former officers, directors and employees of a Subsidiary, their respective estates, spouses or former spouses issued in exchange for the purchase or redemption by such Subsidiary of its Equity Interests (other than Disqualified Equity Interests); provided that the aggregate principal amount of such Indebtedness permitted by this clause (p) shall not exceed US$10,000,000;

(q) Obligations under Swap Agreements that are entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual or anticipated exposure (other than in respect of Equity Interests or Indebtedness of the Company or any Subsidiary) or to cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) or exchange rates with respect to any interest bearing or non-US Dollar denominated liability or investment of the Company or any Subsidiary; and

(r) Indebtedness of Foreign Subsidiaries (other than any such Foreign Subsidiary that is a Borrower hereunder) in an aggregate principal amount not to exceed $150,000,000 at any time outstanding.

SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary (other than any Excluded Subsidiary) to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any asset of the Company or any Subsidiary (or on any improvements or accessions thereto or proceeds therefrom) existing on the date hereof and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such Liens secure solely Indebtedness permitted by Section 6.01(d), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby was incurred to pay, and does not exceed, in each case, the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other assets of the Company or any Subsidiary;

(e) Liens arising in the ordinary course of business that do not secure Indebtedness and do not interfere with the material operations of the Company and the Subsidiaries and do not individually or in the aggregate materially impair the value of the assets of the Company and the Subsidiaries;

(f) Liens deemed to secure Capital Lease Obligations incurred in connection with any Sale/Leaseback Transaction permitted by Section 6.03;

(g) other Liens securing Indebtedness (including Liens deemed to secure Securitization Transactions pursuant to the definition of such term) that, when aggregated, without duplication, with Indebtedness of Subsidiaries permitted under Section 6.01(m) and the outstanding amount of Sale/Leaseback Transactions permitted pursuant to the proviso to Section 6.03, does not exceed US$100,000,000 at any time outstanding;

(h) licenses, sublicenses, leases or subleases that do not interfere in any material respect with the business of the Company or any Subsidiary;

(i) any interest or title of a lessor or sublessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases and subleases permitted hereunder;

(j) normal and customary rights of setoff upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers liens, rights of setoff or similar rights in favor of banks or other depository institutions and not securing any Indebtedness;

(k) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(l) Liens solely on any cash earnest money deposits made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement in respect of any acquisition or other investment by the Company or any Subsidiary;

(m) any extension, renewal or replacement (or successive renewals or replacements) in whole or in part of any Lien referred to in clause (b), (c) or (d); provided that (i) the obligations secured thereby shall be limited to the obligations secured by the Lien so extended, renewed or replaced (and, to the extent provided in such clauses, extensions, renewals and replacements thereof) and (ii) such Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced; and

(n) Liens securing Indebtedness incurred pursuant to Section 6.01(r).

SECTION 6.03. Sale/Leaseback Transactions. Other than contemporaneously with the acquisition of an asset in order to finance the purchase thereof, the Company will not, and will not permit any Subsidiary (other than any Excluded Subsidiary) to, enter into any Sale/Leaseback Transaction; provided that, notwithstanding the foregoing, the Company or any such Subsidiary may engage in any Sale/Leaseback Transaction if the aggregate outstanding amount of such transactions entered into pursuant to this proviso after giving effect thereto shall not exceed (a) US$100,000,000 less (b) the sum, without duplication, of (i) the aggregate principal amount of Indebtedness outstanding at such time pursuant to Section 6.01(m) and (ii) the aggregate principal amount of Indebtedness (including Securitization Transactions) secured by Liens outstanding at such time pursuant to Section 6.02(g).

SECTION 6.04. Fundamental Changes; Business Activities. (a) The Company will not, and will not permit any Material Subsidiary (other than any Excluded

Subsidiary) to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve; provided that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) the Company or any Material Subsidiary may merge or consolidate with any Person; provided that (A) in the case of any merger or consolidation involving the Company or any Borrowing Subsidiary, (1) either (x) the Company or such Borrowing Subsidiary shall be the continuing or surviving Person or (y) the continuing or surviving Person shall be a corporation or limited liability company organized under the laws of the United States of America or any State thereof and shall assume all of the Company’s or such Borrowing Subsidiary’s obligations under the Loan Documents in a manner reasonably acceptable to the Administrative Agent, and (2) the Company or such Borrowing Subsidiary shall give the Lenders reasonable prior notice thereof in order to allow the Lenders to comply with “know your customer” rules and other applicable regulations; and (B) (1) in the case of any merger or consolidation involving a Material Subsidiary, the continuing or surviving Person shall be a Subsidiary and, if such Material Subsidiary is a Wholly Owned Subsidiary, shall be a Wholly Owned Subsidiary, and (2) in the case of any merger or consolidation involving a Material Subsidiary that is a Subsidiary Loan Party, the continuing or surviving Person shall be a Subsidiary Loan Party; provided that the requirements set forth in this clause (B) shall not apply to any such merger or consolidation involving a Material Subsidiary (other than any Borrowing Subsidiary) consummated to effect any sale, transfer or other disposition of all of the Equity Interests in such Material Subsidiary owned by the Company and the Subsidiaries in accordance with Section 6.08; and (ii) any Material Subsidiary (other than a Borrowing Subsidiary) may liquidate or dissolve into another Subsidiary; provided that in the case of any such liquidation or dissolution of a Material Subsidiary that is a Wholly Owned Subsidiary, the other Subsidiary shall be a Wholly Owned Subsidiary and, if such liquidating or dissolving Material Subsidiary is a Subsidiary Loan Party, shall be a Subsidiary Loan Party.

(b) The Company will not, and will not permit any Subsidiary (other than any Excluded Subsidiary) to, engage to any material extent in any business other than businesses conducted as of the Restatement Effective Date by the Company and the Subsidiaries, taken as a whole, and businesses similar, ancillary, complementary or otherwise reasonably related thereto or that are a reasonable extension, development or expansion thereof.

SECTION 6.05. Restricted Payments. The Company will not, and will not permit any Subsidiary (other than any Excluded Subsidiary) to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Equity Interests) or made with the net cash proceeds of the substantially concurrent issue of new Equity Interests (other than Disqualified Equity Interests) in the Company, (b) Subsidiaries may declare and pay dividends ratably (or on more favorable terms from the perspective of the Company) with respect to their Equity Interests, (c) Subsidiaries may declare and make any Restricted Payments made to the Company or the other Subsidiaries, (d) the Company may make repurchases of Equity Interests deemed to occur upon the “cashless exercise” of stock options or warrants or upon the vesting of restricted stock units, if such Equity Interests represent the exercise price of such options or warrants or represent withholding taxes due upon such exercise or vesting, (e) the Company and the Subsidiaries may purchase Equity Interests in non-Wholly Owned Subsidiaries from the minority owners thereof (whether by means of stock acquisition, self-tender, redemption or otherwise) and (f) the Company and the Subsidiaries may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and the Subsidiaries; provided that the Company and any Subsidiary may make any Restricted Payments if (x) no Default shall have occurred and be continuing or would result therefrom and (y) the Company shall be in compliance with the covenant set forth in Section 6.10 as of the end of the fiscal quarter of the Company most recently ended on or prior to the date of such Restricted Payment, giving pro forma effect to such Restricted Payment and any related incurrence of Indebtedness as if they had occurred on the last day of such quarter.

SECTION 6.06. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary (other than any Excluded Subsidiary) to, sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company, Wholly-Owned Subsidiaries and Subsidiary Loan Parties not involving any other Affiliate, (c) transactions between or among Subsidiaries that are not Loan Parties, (d) any Restricted Payment permitted by Section 6.05, (e) transactions under the IAC Agreements as in effect on the date hereof (or as hereafter amended in a manner not materially adverse to the Company and to the rights or interests of the Lenders), (f) payments made and other transactions entered into in the ordinary course of business with officers and directors of the Company or any Subsidiary, and consulting fees and expenses incurred in the ordinary course of business payable to former officers or directors of the Company or any Subsidiary, (g) reclassifications or changes in the terms of or other transactions relating to Equity Interests in the Company held by Affiliates that do not involve the payment of any consideration (other than Equity Interests (other than Disqualified Equity Interests) in the Company) or any other transfer of value by the Company or any Subsidiary to any such Affiliate, (h) payments by the Company or any Subsidiary to or on behalf of any Affiliate of the Company or any Subsidiary in connection with out-of-pocket expenses incurred in connection with any public or private offering, other issuance or sale of stock by the Company or an Affiliate of the Company or other transaction for the benefit of the Company or any Subsidiary, (i) transactions disclosed in the Form S-4, (j) Permitted Charitable Contributions, (k) any transaction involving consideration or value of less than US$2,500,000, (l) transactions permitted under Section 6.08(m) and (m) transactions pursuant to agreements with TripAdvisor, Inc. and its Subsidiaries entered into in connection with the separation of TripAdvisor, Inc. from the Company, in each case substantially as described in the TripAdvisor, Inc. Form S-4 as filed with the SEC on July 27, 2011, as amended; provided, however, that this Section shall not prohibit, nor limit the operation or effect of, or any payments under, (i) any license, lease, service contract, purchasing agreement, disposition agreement or similar arrangement entered into in the ordinary course of business between any Subsidiary and the Company or any other Subsidiary or (ii) any agreement with respect to any joint venture to which the Company or any Subsidiary is a party entered into in connection with, or reasonably related to, its lines of business; provided that such agreement is approved by the Company’s board of directors or the executive committee or audit committee thereof.

SECTION 6.07. Restrictive Agreements. The Company will not, and will not permit any Subsidiary (other than any Excluded Subsidiary) to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Domestic Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure any Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock, membership interests or similar Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions identified on Schedule 6.07 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (C) restrictions and conditions with respect to a Person that is not a Subsidiary on the date hereof, which restrictions and conditions are in existence at the time such Person becomes a Subsidiary or is merged or consolidated with a Subsidiary and are not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary, so long as such restrictions and conditions apply only to such Person (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (D) restrictions and conditions imposed by any Existing Indenture as in effect on the date hereof or by any agreement or document governing or evidencing any other Indebtedness of the Company or any Subsidiary permitted hereunder; provided that the restrictions and conditions contained in any such agreement or document are not less favorable to the Lenders than the restrictions and conditions imposed by the Existing Indentures as in effect on the date hereof or, in the case of any agreement or document governing Indebtedness of a Foreign Subsidiary, are market terms for comparable Indebtedness at the time of incurrence of such Indebtedness (as reasonably determined by the Company) and would not materially reduce the ability of Foreign Subsidiaries, taken as a whole, to pay dividends to the Company, and (E) in the case of any Domestic Subsidiary that is not a Designated Subsidiary or any Foreign Subsidiary, in each case, that is not a Wholly Owned Subsidiary, restrictions in such Person’s organizational documents or pursuant to any joint venture agreement or equityholders agreement; (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness or other Liens permitted by this Agreement if such restrictions or conditions apply only to the assets securing such Indebtedness or subject to such Liens and (B) customary provisions in leases and other agreements restricting the assignment thereof; and (iii) clause (b) of the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.

SECTION 6.08. Asset Dispositions. The Company will not, and will not permit any Subsidiary (other than any Excluded Subsidiary) to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest, owned by it, nor will the Company permit any of the Subsidiaries (other than any Excluded Subsidiary) to issue any additional Equity Interest in such Subsidiary, except:

(a) sales of inventory, used or surplus equipment and other fixed assets and Permitted Investments in the ordinary course of business;

(b) sales, transfers and other dispositions (i) to a Loan Party or (ii) among any Subsidiaries that are not Loan Parties;

(c) issuances of Equity Interests in a Subsidiary (i) as incentive compensation to officers, directors or employees of such Subsidiary, (ii) to the Company or to a Wholly Owned Subsidiary or (iii) as a Restricted Payment made in reliance on Section 6.05(b);

(d) dispositions of assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement assets;

(e) licenses, sublicenses, leases and subleases that do not interfere in any material respect with the business of the Company or any Subsidiary;

(f) sales or discounts of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(g) the granting of Liens or entry into Securitization Transactions permitted by Section 6.02;

(h) any Sale/Leaseback Transaction permitted by Section 6.03;

(i) any Restricted Payment permitted under Section 6.05 (other than non- cash payments permitted solely under the proviso in such Section);

(j) sales, transfers and dispositions of all the Equity Interests in a Subsidiary owned by the Company and the Subsidiaries and sales, transfers, leases and other dispositions of other assets (other than accounts receivable as part of a Securitization Transaction or inventory as part of an inventory financing), in each case to the extent made to a Person other than the Company or any Subsidiary and to the extent not made in reliance on any other clause of this Section 6.08; provided that at the time of each such sale, transfer or disposition and after giving effect thereto, (i) the sum, without duplication, of (x) the aggregate book value of all assets sold, transferred, leased or otherwise disposed of in reliance on this clause (j) since the date hereof (in each case determined as of the date of the applicable sale, transfer, lease or other disposition) and (y) all Partial Transfer Asset Amounts for all Partial Transfer Subsidiaries (if any), shall not exceed 25% of the sum, without duplication, of (A) the amounts referred to in the immediately preceding clauses (x) and (y) and (B) Consolidated Total Assets as of the last day of the fiscal quarter of the Company most recently ended on or prior to the date of such sale, transfer, lease or other disposition (without giving pro forma effect to such sale, transfer, lease or other disposition), (ii) no Default shall have occurred and be continuing, (iii) the Company shall be in compliance with the covenants set forth in Sections 6.10 and 6.11 as of the end of the fiscal quarter of the Company most recently ended on or prior to the date of such sale, transfer, lease or other disposition, giving pro forma effect to such sale, transfer, lease or other disposition as if it had occurred on the first day of the period of four consecutive fiscal quarters of the Company ending with such quarter, (iv) all sales, transfers, leases and other dispositions made in reliance on this clause (j) shall have been made for fair value, provided that the requirements of this clause (iv) shall not apply to a single disposition in the form of a Restricted Payment made with assets other than cash so long as (A) the aggregate Consolidated EBITDA attributable to all non-cash assets disposed of in such disposition does not constitute more than 15.0% of the total Consolidated EBITDA of the Company and the Subsidiaries for the period of four consecutive fiscal quarters of the Company most recently ended prior to the date of such disposition, (B) such non-cash assets are not otherwise material to the conduct in the ordinary course of the business of the Company and its Subsidiaries, taken as a whole and (C) the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer certifying that the requirements set forth in this proviso have been satisfied with respect thereto (it being understood that such Restricted Payment may also involve a disposition of cash, which disposition of cash may be made if permitted by any clause of this Section 6.08, regardless of whether it is permitted by this clause (j)), and (v) with respect to each sale, transfer, lease or other disposition made in reliance on this clause (j) for consideration with a fair value in excess of US$25,000,000, the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer certifying that all the requirements set forth in this clause (j) have been satisfied with respect thereto, together with reasonably detailed calculations demonstrating satisfaction of the requirements set forth in subclauses (i) and (iii) above;

(k) any transfer to Persons other than the Company or a Subsidiary of Equity Interests representing all or any portion of the aggregate equity in any Subsidiary, whether pursuant to a Restricted Payment, a sale of such Equity

Interests by the holder or holders thereof or an issuance and sale of Equity Interests by such Subsidiary (any such transfer being referred to as a “Partial Transfer”; such Subsidiary being referred to as the “Partial Transfer Parent Subsidiary” and, together with its subsidiaries, as the “Partial Transfer Subsidiaries”; and any Partial Transfer Subsidiary that becomes a Partial Transfer Subsidiary as a result of a Restricted Payment being referred to as a “Partial Transfer Spin-Off Subsidiary”); provided that at the time of such Partial Transfer and after giving effect thereto, (i) no Default shall have occurred and be continuing, (ii) the Company shall be in compliance with the covenants set forth in Sections 6.10 and 6.11 as of the end of the fiscal quarter of the Company most recently ended on or prior to the date of such Partial Transfer, giving pro forma effect to such Partial Transfer and any related incurrence of Indebtedness as if they had occurred on the first day of the period of four consecutive fiscal quarters of the Company ended with such quarter, (iii) the sum, without duplication, of (x) the Partial Transfer Asset Amounts for all the Partial Transfer Subsidiaries and (y) the aggregate book value of all the assets sold, transferred, leased or otherwise disposed of in reliance upon clause (j) of this Section since the date hereof (in each case, determined as of the date of the applicable sale, transfer, lease or other disposition), shall not exceed 25% of the sum, without duplication, of (A) the amounts referred to in the immediately preceding clauses (x) and (y) and (B) Consolidated Total Assets as of the last day of the fiscal quarter of the Company most recently ended on or prior to the date of such Partial Transfer (without giving pro forma effect to such Partial Transfer), (iv) if such Partial Transfer constitutes a Restricted Payment, the sum, without duplication, of the Partial Transfer EBITDA Amounts for all the Partial Transfer Spin-Off Subsidiaries shall not exceed 25% of Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended on or prior to the date of such Restricted Payment (without giving pro forma effect to such Restricted Payment), (v) if such Partial Transfer constitutes a sale or an issuance and sale of Equity Interests in the Subsidiary, such Partial Transfer shall have been made for fair value, (vi) the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer, certifying that all the requirements set forth in this clause (k) have been satisfied with respect thereto, together with reasonably detailed calculations demonstrating satisfaction of the requirements set forth in subclauses (ii), (iii) and (iv) above and (vii) this clause (k) may not be relied for more than one Partial Transfer (or more than a single series of related Partial Transfers consummated substantially concurrently);

(l) any other sales, transfers and other dispositions of all the Equity Interests in a Subsidiary owned by the Company and the Subsidiaries and sales, transfers, leases and other dispositions of other assets (other than accounts receivable as part of a Securitization Transaction or inventory as part of an inventory financing), in each case to the extent made to a Person other than the Company or any Subsidiary and to the extent not made in reliance on any other clause of this Section 6.08; provided that (i) no Default shall have occurred and be continuing at the time thereof or would result therefrom, (ii) the Company shall be in compliance with the covenants set forth in Sections 6.10 and 6.11 as of the end of the fiscal quarter of the Company most recently ended on or prior to the date of such sale, transfer, lease or other disposition, giving pro forma effect to such sale, transfer, lease or other disposition as if it had occurred on the first day of the period of four consecutive fiscal quarters of the Company ending with such quarter, (iii) all sales, transfers, leases and other dispositions permitted pursuant to this clause (l) shall be made for fair value and 100% cash consideration, (iv) with respect to each sale, transfer, lease or other disposition made in reliance on this clause (l) for consideration with a fair value in excess of US$25,000,000, the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer, certifying that all the requirements set forth in this clause (l) have been satisfied with respect thereto, together with reasonably detailed calculations demonstrating satisfaction of the requirements set forth in subclause (ii) above and (v) the Commitments shall be permanently reduced at the time of the consummation, and by an aggregate amount equal to the net cash proceeds, of each such sale, transfer, lease or other disposition, such reduction to be made in accordance with Section 2.09 and, as between the Tranches, on a ratable basis;

(m) dispositions or transfers by Loan Parties to Subsidiaries that are not Loan Parties of assets with an aggregate fair market value not to exceed $100,000,000;

(n) dispositions or transfers by any Loan Party in the form of (i) the contribution or other disposition to a Foreign Subsidiary of Equity Interests in, or Indebtedness of, any other Foreign Subsidiary owned directly by such Loan Party in exchange for Equity Interests in (or additional share premium or paid in capital in respect of Equity Interests in), or Indebtedness of, such Foreign Subsidiary, or a combination of any of the foregoing, and (ii) an exchange of Equity Interests in any Foreign Subsidiary for Indebtedness of, or of Indebtedness of such Foreign Subsidiary for Equity Interests in, such Foreign Subsidiary;

(o) Permitted Charitable Contributions; and

(p) any transactions involving consideration or value of less than US$1,000,000 individually.

Notwithstanding anything to the contrary in this Section or any other provision of this Agreement, the Company will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any Equity Interests or other assets if such Equity Interests or other assets represent all or substantially all of the assets of the Company and the Subsidiaries, on a consolidated basis.

SECTION 6.09. Use of Proceeds and Letters of Credit; Margin Regulations. (a) The Company will not, and will not permit any Subsidiary to, use the proceeds of the Loans for any purpose other than (a) to repay all amounts outstanding under the Existing Credit Agreement and (b) for the general corporate purposes of the Company and the Subsidiaries, including working capital, capital expenditures and acquisitions. The Letters of Credit will be used only to support obligations of the Company and the Subsidiaries. The Company will not, and will not permit any Subsidiary to, use any part of the proceeds of any Loan, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

(b) The Borrowers shall not request any Borrowing or Letter of Credit, and the Company and each other Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or any Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country or (C) in any manner that would result in the violation of any Sanctions by any party hereto.

SECTION 6.10. Leverage Ratio. The Company will not permit the Leverage Ratio at any time to exceed 3.25 to 1.00.

SECTION 6.11. Interest Expense Coverage Ratio. The Company will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense, in each case for any period of four consecutive fiscal quarters of the Company, to be less than 3.25 to 1.00.

SECTION 6.12. Maintenance of Borrowing Subsidiaries as Wholly Owned Subsidiaries. Notwithstanding anything to the contrary herein, the Company will not permit any Borrowing Subsidiary to cease to be a Wholly Owned Subsidiary; provided that this Section shall not prohibit any merger or consolidation of a Borrowing Subsidiary consummated in accordance with Section 6.04 or 6.08 so long as the surviving or continuing Person shall be a Wholly Owned Subsidiary that is a Domestic Subsidiary and a Loan Party.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation, warranty or statement made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Company or any Borrowing Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Company’s or a Borrowing Subsidiary’s existence) or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any grace period applicable thereto);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, but after giving effect to any grace period applicable thereto) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf or, in the case of any Swap Agreement, the applicable counterparty, or, in the case of a Securitization Transaction the purchasers or lenders thereunder, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Swap Agreement or Securitization Transaction, to cause the termination thereof; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j) the Company or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of US$30,000,000 (to the extent not covered by insurance) shall be rendered against the Company, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days from the date on which payment of such judgment is due during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Material Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except as expressly provided in Section 9.14; or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall immediately and automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

SECTION 7.02. CAM Exchange. (a) On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Section 7.01 and (ii) the Lenders shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations such that, in lieu of the interests of each Lender in the particular Designated Obligations that it shall own as of such date and prior to the CAM Exchange, such Lender shall own an interest equal to such Lender’s CAM Percentage in all the Designated Obligations. Each Lender and each person acquiring a participation from any Lender as contemplated by Section 9.04 hereby consents and agrees to the CAM Exchange. Each of the Lenders agrees from time to time to execute and deliver to the Administrative Agent all such instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it hereunder to the Administrative Agent; provided that the failure to execute or deliver any such instrument or document shall not affect the validity or effectiveness of the CAM Exchange. It is acknowledged and agreed that the foregoing provisions of this Section 7.02(a) and Sections 7.02(b) and (c) reflect an agreement entered into solely among the Lenders (and not any Borrower or other Loan Party) and the consent of any Borrower or any other Loan Party shall not be required to give effect to the CAM Exchange or with respect to any action taken by the Lenders or the Administrative Agent pursuant to such provisions. As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by an Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment or distribution to the extent required by paragraph (c) below), but giving effect to assignments after the CAM Exchange Date, it being understood that nothing herein shall be construed to prohibit the assignment of a proportionate part of all an assigning Lender’s rights and obligations in respect of a single Class of Commitments or Loans.

(c) In the event that, on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of an LC Disbursement by an Issuing Bank that is not reimbursed by a Borrower, then (i) each Lender (determined without giving effect to the CAM Exchange), shall, in accordance with Section 2.06(d), promptly purchase from such Issuing Bank a participation in such LC Disbursement in the amount of such Lender’s Combined Tranche Percentage of such LC Disbursement (without giving effect to the CAM Exchange), (ii) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such LC Disbursement and the purchase of participations therein by the Lenders and (iii) in the event distributions shall have been made in accordance with clause (i) of paragraph (b) above, the Lenders shall make such payments to one another as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had each LC Disbursement been outstanding immediately prior to the CAM Exchange. Each such redetermination shall be binding on each of the Borrowers and Lenders and their successors and assigns and shall be conclusive absent manifest error.

ARTICLE VIII

The Agents

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entities named as the Administrative Agent and the London Agent in the heading of this Agreement to serve as the Administrative Agent and the London Agent, respectively, under the Loan Documents and authorizes the Agents to take such actions and to exercise such powers as are delegated to the Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial adviser or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or to exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agents are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the applicable Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02); provided that no Agent shall be required to take any action that, in its opinion, could expose such Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any Subsidiary or other Affiliate thereof that is communicated to or obtained by them or any of their Affiliates in any capacity. The Agents shall not be liable for any action taken or not taken by them with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the applicable Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02) or in the absence of their own gross negligence or wilful misconduct. Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Company or a Lender, and the Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent, or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to such Agent. Notwithstanding anything herein to the contrary, the Agents shall not have any liability arising from any confirmation of any Revolving Credit Exposure or the component amounts thereof.

Each Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (including, if applicable, a Financial Officer). Each Agent also may rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (including, if applicable, a Financial Officer). Each Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any of and all its duties and exercise its rights and powers through its respective Related Parties.

The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as the Administrative Agent or the London Agent, as applicable.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, each Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After an Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon either Agent, any Arranger or any other Lender or Issuing Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon either Agent, any Arranger or any other Lender or Issuing Bank, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender and Issuing Bank, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption or an Issuing Bank Agreement pursuant to which it shall become a Lender or an Issuing Bank, as the case may be, hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on or prior to the Restatement Effective Date.

Notwithstanding anything herein to the contrary, no Arranger, Co- Syndication Agent or Documentation Agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the expense reimbursement and indemnities to the extent provided for hereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to the Company, to it at 333 108th Avenue NE, Bellevue, WA 98004, Attention of Treasurer (Facsimile No. (425) 679-3163) and of General Counsel (Facsimile No. (425) 679-7251), and if to any Borrowing Subsidiary, to it in care of the Company;

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, Ops 2, 3rd Floor, Newark, Delaware 19713, Attention of Jonathan Krepol (Facsimile No. (302) 634-3301), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York, NY 10179, Attention of Timothy Lee (Facsimile No. (212) 270-5127);

(iii) if to the London Agent, to JPMorgan Europe Limited, 125 London Wall, London EC2Y 5AJ, Attention of Agency Department (Facsimile No. 44- 207-777-2360), with a copy to the Administrative Agent as provided under clause (ii) above;

(iv) if to any Issuing Bank, to it at the address most recently specified by it in a notice delivered to the Administrative Agent and the Company; and

(v) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, and notices sent by facsimile shall be deemed to have been given when sent; provided that, if not given during normal business hours for the recipient, notices shall be deemed to have been given at the opening of business on the next Business Day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to any Agent, the Company or any Borrowing Subsidiary may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

(c) Each Borrowing Subsidiary hereby irrevocably appoints the Company as its agent for the purpose of receiving or giving on its behalf any notice and taking any other action provided for in this Agreement and any other Loan Document and hereby agrees that it shall be bound by any such notice or action received, given or taken by the Company hereunder or thereunder irrespective of whether or not any such notice shall have in fact been authorized by such Borrowing Subsidiary and irrespective of whether or not the agency provided for herein or therein shall have theretofore been terminated.

(d) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by either Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether either Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as set forth in paragraph (c) of this Section, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders, or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are party thereto, in each case with the consent of the Required Lenders; provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least ten Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within ten Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone the scheduled maturity date of any Loan or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, or waive, amend or modify Section 7.01(a), without the written consent of each Lender affected thereby, (D) change Section 2.18 (b) or (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (E) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (F) release Guarantees representing all or substantially all the value of the Guarantees under the Guarantee Agreement, or limit the liability of the Company or any Subsidiary Loan Parties in respect of such Guarantees, without the written consent of each Lender or (G) change any provision of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently from those holding Loans of another Class, without the written consent of Lenders holding a majority in interest of the outstanding Revolving Credit Exposures and unused Commitments of the affected Class; provided further that (1) no such agreement shall amend, modify or otherwise affect the rights or obligations of either Agent or any Issuing Bank hereunder without the prior written consent of such Agent or such Issuing Bank, as the case may be, and (2) any amendment, modification or waiver of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders under one Tranche (but not the Lenders under the other Tranche or Tranches) may be effected by an agreement or agreements in writing entered into by the Company and the requisite percentage in interest of Lenders under the affected Tranche that would be required to consent thereto under this Section if such Tranche of Lenders were the only Tranche of Lenders hereunder at the time. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Company, the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Banks) and the Lenders that will remain parties hereto after giving effect to such amendment if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement and (z) after giving effect to such amendment and all contemporaneous repayments of Loans and reductions of Commitments, the sum of the total Revolving Credit Exposures under each Tranche shall not exceed the total Commitments under such Tranche. Any amendment or modification effected in accordance with this paragraph will be binding on each Borrowing Subsidiary whether or not such Borrowing Subsidiary shall have consented thereto.

(c) Notwithstanding anything in paragraph (b) of this Section to the contrary, this Agreement and the other Loan Documents may be amended at any time and from time to time to add a currency or pricing option under any Tranche or to establish one or more additional Tranches of revolving credit commitments to be made available to one or more Borrowers by an agreement in writing entered into by the Company, such Borrower or Borrowers, the Administrative Agent and each Person (including any Lender) that shall agree to provide such currency, pricing option or commitment (but without the consent of any other Lender), and each such Person that shall not already be a Lender shall, at the time such agreement becomes effective, become a Lender with the same effect as if it had originally been a Lender under this Agreement with the commitment set forth in such agreement; provided that (i) the aggregate outstanding principal amount of the new commitments of all such Tranches established pursuant to this paragraph shall, when taken together with the net amount (if positive) of Commitment Increases over Commitment Decreases under (and as defined in) Section 2.09(d), at no time, without the consent of the Required Lenders, exceed US$250,000,000 and (ii) the terms applicable to any additional revolving credit commitments of a Tranche and the Loans and Letters of Credit thereunder shall be the same as those applicable to the existing Commitments of such Tranche and the Loans and Letters of Credit thereunder (after giving effect to any amendment in connection with the establishment of such additional revolving credit commitments). Any such agreement establishing a new Tranche shall amend the provisions of this Agreement and the other Loan Documents to set forth the terms of each Tranche established thereby (including the amount and final stated maturity thereof (which shall not be earlier than the Maturity Date), the interest to accrue and be payable thereon and any fees to be payable in respect thereof) and to effect such other changes (including changes to the provisions of this Section, Section 2.18 and the definition of “Required Lenders”) as the Company and the Administrative Agent shall deem necessary or advisable in connection with the establishment of any such Tranche; provided that no such agreement shall: (A) effect any change described in any of clauses (A), (B),(C), (F) and (G) of paragraph (b) of this Section without the consent of each Person required to consent to such change under such clause (it being agreed, however, that any establishment of any Tranche will not, of itself, be deemed to effect a change described in clause (G) of such paragraph (b)); or (B) amend Article V, VI or VII to establish any affirmative or negative covenant, Event of Default or remedy that by its terms benefits one or more Tranches, but not all Tranches, of Loans or Borrowings, or provide for any guarantee or security that benefits one or more Tranches, but not all Tranches, of Loans or Borrowings, without the prior written consent of Lenders holding a majority in interest of the Revolving Credit Exposures and unused Commitments of each Tranche not so benefited. The loans, commitments and borrowings under any Tranche established pursuant to this paragraph shall constitute Loans, Commitments and Borrowings under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees created by the Guarantee Agreement. The Borrowers shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Guarantee Requirement continues to be satisfied after the establishment of any such Tranche of new commitments.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay, or cause the applicable Borrowing Subsidiary to pay, (i) all reasonable out-of-pocket expenses incurred by the Agents, the Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of one firm of counsel for the Agents and, if deemed reasonably necessary by the Agents, one firm of local counsel in each appropriate jurisdiction, in connection with the arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Agents, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Agents, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Company shall indemnify, or cause the applicable Borrowing Subsidiary to indemnify, the Agents (and any sub-agent thereof), the Arrangers, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the arrangement and the syndication of the credit facility provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Company or any of the Subsidiaries, or any Environmental Liability related in any way to the Company or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Company or any Affiliate thereof; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by them to either Agent (or any sub-agent thereof) or any Issuing Bank, or any Related Party of any of the foregoing, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or such sub-agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for either Agent (or any such sub-agent) or any Issuing Bank in connection with such capacity. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposures and unused Commitments at the time (or most recently outstanding and in effect).

(d) To the extent permitted by applicable law, the Borrowers shall not assert, or permit any of their Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) neither the Company nor any Borrowing Subsidiary may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any of them without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and the Arrangers and, to the extent expressly contemplated hereby, the Related Parties of any of the Agents, the Arrangers, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company; provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;

(B) the Administrative Agent; and

(C) each Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$10,000,000 unless each of the Company and the Administrative Agent otherwise consents; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section and any written consent to such assignment required by this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrowers, the Administrative Agent or the Issuing Banks, sell participations to one or more banks or other entities (each such bank or other entity, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (A) through (F) of the first proviso to Section 9.02(b) that directly affects such Participant and requires the approval of all the Lenders or all the affected Lenders (or all the Lenders or all the affected Lenders of a Class). Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to each UK Borrower or the Company, as applicable, and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the applicable Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, each Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that either Agent, any Arranger, any Issuing Bank or any Lender or any Affiliate or Related Party of any of the foregoing, may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended thereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facility provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of any Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.06(d) or 2.06(e). The provisions of Sections 2.15, 2.16, 2.17, 2.18(b) and (c), 9.03, 9.08 and 9.10 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Issuing Banks. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under the Commitment Letter and any commitment advices submitted by them (but do not supersede any other provisions of the Commitment Letter or any fee letter referred to therein (or any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank) that do not by the terms of such documents terminate upon the effectiveness of this Agreement). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. Each financial institution that shall be party to an Issuing Bank Agreement executed by the Company and the Administrative Agent shall be a party to and an Issuing Bank under this Agreement, and shall have all the rights and duties of an Issuing Bank hereunder and under its Issuing Bank Agreement. Each Lender hereby authorizes the Administrative Agent to enter into Issuing Bank Agreements.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provision with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank, or by such an Affiliate, to or for the credit or the account of any Borrower against any of and all the obligations then due of the Borrowers now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement. The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each Borrower hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any other party hereto or its property in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) To the extent that any Borrowing Subsidiary has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such

Borrowing Subsidiary hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its Obligations under its Borrowing Subsidiary Agreement and this Agreement.

(f) Each Borrowing Subsidiary hereby agrees that the waivers set forth in this Section shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable and not subject to withdrawal for purposes of such Act.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, other than, in the case of any such disclosure to a Participant or a prospective Participant, any such Participant or prospective Participant that shall have been identified, or is actually known to the disclosing Person to be an

Affiliate of any Person identified, on Schedule 9.12, as such Schedule may be supplemented by the Company from time to time by a writing delivered to the Administrative Agent (it being understood and agreed that no Lender shall have any obligation to determine whether any Participant, or any prospective Participant, that is not identified on Schedule 9.12 is an Affiliate of any Person identified on such Schedule) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Company, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to either Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than any Borrower or (i) to any credit insurance providers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to either Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by a Borrower; provided that, in the case of information received from a Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Release of Guarantees. (a) If the Company shall request the release of the Guarantee of any Subsidiary Loan Party upon the consummation of any transaction permitted by this Agreement (for the avoidance of doubt, as in effect from time to time) as a result of which such Subsidiary Loan Party (i) ceases to be a Subsidiary or (ii) becomes a Partial Transfer Subsidiary (but, in the case of this clause (ii), only if (A) such Subsidiary Loan Party is not a Guarantor of any other Material Indebtedness of the Company or another Subsidiary, and (B) the Company and the other Subsidiaries do not own in the aggregate more than 85% of the Equity Interests in such Subsidiary Loan Party) and shall deliver to the Administrative Agent a certificate of a Financial Officer or other executive officer of the Company to the effect that such transaction and, if applicable, the application of the proceeds thereof will comply with the terms of this Agreement (and, in the event clause (ii) is applicable, that the condition set forth in the parenthetical in such clause (ii) is satisfied), the Administrative Agent, if satisfied that the applicable certificate is correct, shall execute and deliver to the Company, at the Company’s expense, all documents that the Company shall reasonably request to evidence such termination or release.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, the Guarantees provided under any Guarantee Agreement shall terminate when all the Obligations (other than contingent obligations for indemnification, expense reimbursement, tax gross-up or yield protection as to which no claim has been made) have been indefeasibly paid in full, all Commitments have terminated or expired, the LC Exposure has been reduced to zero and the Issuing Banks have no further obligations to issue Letters of Credit hereunder. In connection with any such termination pursuant to this paragraph, the Administrative Agent shall execute and deliver to the Company, at the Company’s expense, all documents that the Company shall reasonably request to evidence such termination.

(c) Any execution and delivery of documents by the Administrative Agent pursuant to this Section shall be without recourse to, or representation or warranty by, the Administrative Agent.

SECTION 9.15. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.16. USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act.

SECTION 9.17. No Fiduciary Relationship. The Company and each Borrowing Subsidiary, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company, the Subsidiaries and their Affiliates, on the one hand, and the Agents, the Arrangers, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Arrangers, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 9.18. Non-Public Information. Each Lender and Issuing Bank acknowledges that all information furnished to it pursuant to this Agreement by or on behalf of the Company or any Borrowing Subsidiary and relating to the Company, the Subsidiaries or their respective businesses may include material non-public information concerning the Company, the Subsidiaries and their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with such procedures and applicable law, including Federal, state and foreign securities laws.

All such information, including requests for waivers and amendments, furnished by the Company, any Borrowing Subsidiary or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information concerning the Company, the Subsidiaries and their respective securities. Accordingly, each Lender and Issuing Bank represents to the Company, the Borrowing Subsidiaries and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EXPEDIA, INC., a Delaware corporation,

by	/s/ Mark Okerstrom
Name:	Mark Okerstrom
Title:	Executive Vice President and Chief Financial Officer

EXPEDIA, INC., a Washington corporation,

by	/s/ Mark Okerstrom
Name:	Mark Okerstrom
Title:	Executive Vice President and Chief Financial Officer

TRAVELSCAPE, LLC,

by	/s/ Mark Okerstrom
Name:	Mark Okerstrom
Title:	Executive Vice President and Chief Financial Officer

HOTWIRE, INC.,

by	/s/ Mark Okerstrom
Name:	Mark Okerstrom
Title:	Execute Vice President

[SIGNATURE PAGE TO EXPEDIA, INC. CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

by	/s/ Peter B. Thauer
Name:	Peter B. Thauer
Title:	Managing Director

J.P. MORGAN EUROPE LIMITED, individually and as London Agent,

by
Name:
Title:

[SIGNATURE PAGE TO EXPEDIA, INC. CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

by
Name:
Title:

J.P. MORGAN EUROPE LIMITED, individually and as London Agent,

by	/s/ Steven Connolly
Authorised Signatory
Name:	Steven Connolly
Title:	Vice President

[SIGNATURE PAGE TO EXPEDIA, INC. CREDIT AGREEMENT]

Lender:	Bank of America. N.A.,

by	/s/ Prayes Majmudar
Name:	Prayes Majmudar
Title:	Director

For any Lender requiring a second signature line:

by
Name:
Title:

[SIGNATURE PAGE TO EXPEDIA, INC. CREDIT AGREEMENT]

Lender:	BARCLAYS BANK PLC,

by	/s/ Sheetal Shinh
Name:	SHEETAL SHINH
Title:	VICE PRESIDENT

For any Lender requiring a second signature line:

by
Name:
Title:

[SIGNATURE PAGE TO EXPEDIA, INC. CREDIT AGREEMENT]

Lender:	BNP Paribas,

by	/s/ Barbara Nash
Name:	Barbara Nash
Title:	Managing Director

For any Lender requiring a second signature line:

by	/s/ Jenny Shum
Name:	Jenny Shum
Title:	Vice President

[SIGNATURE PAGE TO EXPEDIA, INC. CREDIT AGREEMENT]

Lender: The Bank of Tokyo-Mitsubishi UFJ, Ltd.,

by	/s/ Ola Anderssen
Name:	OLA ANDERSSEN
Title:	DIRECTOR

[SIGNATURE PAGE TO EXPEDIA, INC. CREDIT AGREEMENT]

Lender:	HSBC Bank USA. N A.,

by	/s/ Mire Levy
Name:	Mire Levy
Title:	Vice President

For any Lender requiring a second signature line:

by
Name:
Title:

[SIGNATURE PAGE TO EXPEDIA, INC. CREDIT AGREEMENT]

Lender:	ROYAL BANK OF CANADA,

by	/s/ Mark Gronich
Name:	Mark Gronich
Title:	Authorized Signatory

[SIGNATURE PAGE TO EXPEDIA, INC. CREDIT AGREEMENT]

Lender: THE ROYAL BANK OF SCOTLAND PLC

by:	/s/ Michaela Galluzzo
Name:	Michaela Galluzzo
Title:	Authorised Signatory

[SIGNATURE PAGE TO EXPEDIA, INC. CREDIT AGREEMENT]

Lender: Sumitomo Mitsui Banking Corporation,

By:	/s/ David W. Kee
Name:	David W. Kee
Title:	Managing Director

[SIGNATURE PAGE TO EXPEDIA, INC, CREDIT AGREEMENT]

Lender: U.S. Bank National Association,

by	/s/ Richard J Ameny Jr
Name:	Richard J Ameny Jr
Title:	Vice President

For any Lender requiring a second signature line:

by
Name:
Title:

[SIGNATURE PAGE TO EXPEDIA, INC. CREDIT AGREEMENT]

Schedule 2.01

Commitments

Lender	European Tranche		US Tranche		Total
JPMorgan Chase Bank, N.A.	US$	115,000,000	US$	0	US$	115,000,000
Bank of America N.A.	US$	115,000,000	US$	0	US$	115,000,000
BNP Paribas	US$	115,000,000	US$	0	US$	115,000,000
Royal Bank of Canada	US$	115,000,000	US$	0	US$	115,000,000
The Royal Bank of Scotland plc	US$	115,000,000	US$	0	US$	115,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	US$	95,000,000	US$	0	US$	95,000,000
HSBC Bank USA, N.A.	US$	95,000,000	US$	0	US$	95,000,000
Sumitomo Mitsui Banking Corporation	US$	95,000,000	US$	0	US$	95,000,000
Barclays Bank PLC	US$	70,000,000	US$	0	US$	70,000,000
US Bank National Association	US$	70,000,000	US$	0	US$	70,000,000

Total	US$	1,000,000,000	US$	0	US$	1,000,000,000

Schedule 2.06

Initial Issuing Bank LC Commitment

Issuing Bank	LC Commitment
JPMorgan Chase Bank, N.A.	$60,000,000
BNP Paribas	$60,000,000

Schedule 2.06A

Existing Letters of Credit

L/C Reference	Issuer	Expiration Date
S-323002	JPMorgan Chase Bank, N.A.	30-Oct-15
S-405090	JPMorgan Chase Bank, N.A.	30-Sep-15
S-405355	JPMorgan Chase Bank, N.A.	28-Feb-15
S-421176	JPMorgan Chase Bank, N.A.	31-May-15
S-421177	JPMorgan Chase Bank, N.A.	31-Mar-15
S-421178	JPMorgan Chase Bank, N.A.	30-Apr-15
S-422200	JPMorgan Chase Bank, N.A.	28-Mar-15
S-422202	JPMorgan Chase Bank, N.A.	30-Sep-15
S-422204	JPMorgan Chase Bank, N.A.	31-Oct-14
S-422209	JPMorgan Chase Bank, N.A.	31-Jan-15
S-423654	JPMorgan Chase Bank, N.A.	30-Apr-15
S-423656	JPMorgan Chase Bank, N.A.	28-Feb-15
S-423657	JPMorgan Chase Bank, N.A.	30-Apr-15
S-423658	JPMorgan Chase Bank, N.A.	30-Sep-15
S-423659	JPMorgan Chase Bank, N.A.	31-Oct-14
S-427549	JPMorgan Chase Bank, N.A.	1-Apr-15
S-482024	JPMorgan Chase Bank, N.A.	30-Jun-15
S-482069	JPMorgan Chase Bank, N.A.	31-May-15
S-482206	JPMorgan Chase Bank, N.A.	31-May-15
S-483791	JPMorgan Chase Bank, N.A.	28-Feb-15
S-523732	JPMorgan Chase Bank, N.A.	31-Oct-15
S-523964	JPMorgan Chase Bank, N.A.	27-May-15
S-523981	JPMorgan Chase Bank, N.A.	28-Feb-15
S-524025	JPMorgan Chase Bank, N.A.	30-Jun-15
S-524026	JPMorgan Chase Bank, N.A.	30-Jun-15
S-524028	JPMorgan Chase Bank, N.A.	30-Jun-15
S-524029	JPMorgan Chase Bank, N.A.	31-Mar-15
S-524087	JPMorgan Chase Bank, N.A.	31-Mar-15
S-524272	JPMorgan Chase Bank, N.A.	15-Oct-15
S-524314	JPMorgan Chase Bank, N.A.	31-Jul-15
S-524358	JPMorgan Chase Bank, N.A.	31-Mar-15
S-524359	JPMorgan Chase Bank, N.A.	31-Aug-15
S-524409	JPMorgan Chase Bank, N.A.	30-Apr-15

Schedule 3.06

Disclosed Matters

Legal Proceedings

In the ordinary course of business, Expedia and its subsidiaries are parties to legal proceedings and claims involving property, personal injury, contract, alleged infringement of third-party intellectual property rights and other claims. The amounts that may be recovered in such matters may be subject to insurance coverage.

Rules of the SEC require the description of material pending legal proceedings, other than ordinary, routine litigation incident to the registrant’s business, and advise that proceedings ordinarily need not be described if they primarily involve damages claims for amounts (exclusive of interest and costs) not individually exceeding 10% of the current assets of the registrant and its subsidiaries on a consolidated basis. In the judgment of management, none of the pending litigation matters that the Company and its subsidiaries are defending, including those described below, involves or is likely to involve amounts of that magnitude. The litigation matters described below involve issues or claims that may be of particular interest to our stockholders, regardless of whether any of these matters may be material to our financial position or results of operations based upon the standard set forth in the SEC’s rules.

Litigation Relating to Hotel Occupancy Taxes

Actions Filed by Individual States, Cities and Counties

City of Los Angeles Litigation. On December 30, 2004, the city of Los Angeles filed a purported class action in California state court against a number of online travel companies, including Hotels.com, Expedia and Hotwire. City of Los Angeles, California, on Behalf of Itself and All Others Similarly Situated v. Hotels.com, L.P. et al., No. BC326693 (Superior Court, Los Angeles County). The complaint alleges that the defendants are improperly charging and/or failing to pay hotel occupancy taxes. The complaint seeks certification of a statewide class of all California cities and counties that have enacted uniform transient occupancy-tax ordinances effective on or after December 30, 1990. The complaint alleges violation of those ordinances, violation of Section 17200 of the California Business and Professions Code, and common-law conversion. The complaint also seeks a declaratory judgment that the defendants are subject to hotel occupancy taxes on the hotel rate charged to consumers and imposition of a constructive trust on all monies owed by the defendants to the government, as well as disgorgement, restitution, interest and penalties. On April 18, 2013, the trial court held that the online travel companies are not liable to remit hotel occupancy taxes to the city of Los Angeles. On January 8, 2014, the court entered final judgment in favor of the online travel companies. In the administrative process preceding the litigation, the City of Los Angeles had issued assessments in September 2009 totaling $29.5 million against Expedia companies (Expedia, Hotels.com and Hotwire). On March 21, 2014, the city of Los Angeles filed a notice of appeal.

City of Chicago Litigation. On November 1, 2005, the city of Chicago, Illinois filed an action in state court against a number of online travel companies, including Hotels.com, Hotwire and Expedia. City of Chicago, Illinois v. Hotels.com, L.P., et al., No. 2005 L051003 (Circuit

Court of Cook County). The complaint alleges that the defendants have failed to pay to the city the hotel accommodations taxes as required by municipal ordinance. The complaint asserts claims for violation of that ordinance, conversion, imposition of a constructive trust and demand for a legal accounting. The complaint seeks damages, restitution, disgorgement, fines, penalties and other relief in an unspecified amount. On June 21, 2013 and subsequently on June 28, 2013, the court entered an order and a supplemental order resolving the parties pending cross motions for summary judgment. The court denied the defendant online travel companies’ motion for summary judgment and granted in part and denied in part the city of Chicago’s motion for summary judgment holding the online travel companies liable for hotel occupancy taxes. On February 28, 2014, the city of Chicago filed a motion for summary judgment on damages and penalties.

City of San Diego, California Litigation. On February 9, 2006, the city of San Diego, California filed an action in state court against a number of online travel companies, including Hotels.com, Hotwire and Expedia. City of San Diego v. Hotels.com, L.P. et al., Judicial Council Coordination Proceeding No. 4472 (Superior Court for the County of San Diego). The complaint alleges that the defendants have failed to pay to the city hotel accommodations taxes as required by municipal ordinance. The complaint asserts claims for violation of that ordinance, for violation of Section 17200 of the California Business and Professions Code, conversion, imposition of a constructive trust and declaratory judgment. The complaint seeks damages and other relief in an unspecified amount. On September 6, 2011, the court granted the online travel companies’ motion for judgment granting writ of mandate, denied the city’s motion for judgment, and held that the online travel companies are not liable for hotel occupancy taxes. The city has appealed. In the administrative hearing process preceding the lawsuit, the online travel companies were held liable for hotel accommodations taxes, including assessments totaling $16.5 million for the Expedia companies. On March 5, 2014, the California Court of Appeals ruled in favor of the online travel companies. The city has filed a petition for review by the California Supreme Court. The California Supreme Court has accepted review.

City of Atlanta, Georgia Litigation. On March 29, 2006, the city of Atlanta, Georgia filed suit against a number of online travel companies, including Hotels.com, Hotwire and Expedia. City of Atlanta, Georgia v. Hotels.com, L.P., et al., 2006-CV-114732 (Superior Court of Fulton County, Georgia). The complaint alleges that the defendants have failed to pay to the city hotel accommodations taxes as required by municipal ordinances. The complaint asserts claims for violation of the ordinance, conversion, unjust enrichment, imposition of a constructive trust, declaratory judgment and an equitable accounting. The complaint seeks damages and other relief in an unspecified amount. Plaintiff’s first amended complaint was filed on October 23, 2009. On July 22, 2010, the court ruled on the parties’ cross-motions for summary judgment and held that online travel companies are not innkeepers required to collect and remit taxes under the Atlanta ordinance. In addition, the court issued an injunction requiring the payment of taxes going forward on the grounds that the online travel companies are third-party tax collectors. Both parties appealed. On May 16, 2011, the Georgia Supreme Court affirmed the trial court decision. On September 30, 2013, the court granted summary judgment in favor of the online travel companies on the city’s remaining common law claims for recovery of taxes, and maintained its ruling that online travel companies are not liable for past occupancy taxes. On November 25, 2013, the city filed a notice of appeal.

City of San Antonio, Texas Litigation. On May 8, 2006, the city of San Antonio filed a putative statewide class action in federal court against a number of online travel companies, including Hotels.com, Hotwire, and Expedia. See City of San Antonio, et al. v. Hotels.com, L.P., et al., SA06CA0381 (United States District Court, Western District of Texas, San Antonio Division). The complaint alleges that the defendants have failed to pay to the city hotel accommodations taxes as required by municipal ordinance. The complaint asserts claims for violation of that ordinance, common-law conversion, and declaratory judgment. The complaint seeks damages in an unspecified amount, restitution and disgorgement. On October 30, 2009, a jury verdict was entered finding that defendant online travel companies “control hotels,” and awarding approximately $15 million for historical damages against the Expedia companies. The jury also found that defendants were not liable for conversion or punitive damages. On April 4, 2013, the court entered a final judgment holding the online travel companies liable for hotel occupancy taxes to counties and cities in the statewide class. The online travel companies filed a motion for judgment as a matter of law or, in the alternative, for a new trial. The cities filed a motion to amend the judgment regarding calculation of penalties. On February 20, 2014, the court denied the online travel companies’ motion. The cities’ motion remains pending.

Nassau County, New York Litigation. On October 24, 2006, the county of Nassau, New York filed a putative statewide class action in federal court against a number of online travel companies, including Hotels.com, Hotwire, and Expedia. Nassau County, New York, et al. v. Hotels.com, L.P., et al., (United States District Court, Eastern District of New York). The complaint alleges that the defendants have failed to pay hotel accommodation taxes as required by local ordinances to certain New York cities, counties and local governments in New York. The complaint asserts claims for violations of those ordinances, as well as claims for conversion, unjust enrichment, and imposition of a constructive trust, and seeks unspecified damages. The county subsequently dismissed its case on May 13, 2011 on the basis that the court lacked jurisdiction and refiled in state court. County of Nassau v. Expedia, Inc., et al., (In the Supreme Court of the State of New York, County of Nassau). The defendants filed a motion to dismiss the refilled state court case. On June 13, 2012, the court denied the online travel companies’ motion to dismiss. On November 27, 2012, plaintiff filed a motion for class certification. On April 11, 2013, the court granted plaintiff’s motion for class certification. The online travel company defendants have appealed both the court’s certification order and its prior order denying their motion to dismiss. Defendants sought a stay of proceedings in the trial court pending resolution of their appeals to the Appellate Division of the Supreme Court of the State of New York, Second Judicial Department. The Appellate Division denied that request on June 3, 2013. Defendants’ appeal remains pending.

Wake County, Buncombe County, Dare County, Mecklenburg County, North Carolina Litigation. On November 3, 2006, Wake County, North Carolina filed a lawsuit in state court against a number of online travel companies, including Hotels.com, Hotwire, and Expedia. Wake County v. Hotels.com, L.P., et al., 06 CV 016256 (General Court of Justice, Superior Court Division, Wake County). On February 1, 2007, Buncombe County, North Carolina filed a lawsuit in state court against a number of online travel companies, including Hotels.com, Hotwire, and Expedia. Buncombe County v. Hotels.com, et al., 7 CV 00585 (General Court of Justice, Superior Court Division, Buncombe County, North Carolina). Dare County v. Hotels.com, L.P., et al., 07 CVS 56 (General Court of Justice, Superior Court Division, Dare County, North Carolina). On January 10, 2008, the county of Mecklenburg, North Carolina filed an individual lawsuit in state court against a number of online travel companies, including Expedia, Hotels.com, and Hotwire. County of Mecklenburg v. Hotels.com L.P., et al., (General Court of Justice, Superior Court Division, Mecklenburg County, North Carolina). The complaints allege that the defendants have failed to remit hotel accommodations taxes as required by municipal ordinance to the counties, and include claims for violation of the local ordinance, as well as claims for declaratory judgment, injunction, conversion, constructive trust, accounting, unfair and deceptive trade practices and agency. On April 4, 2007, the court consolidated the Wake County, Dare County, Buncombe County, and Mecklenburg County lawsuits. On May 9, 2007, the defendants moved to dismiss the lawsuits. On November 19, 2007, the court granted in part and denied in part defendants’ motion to dismiss. On November 1, 2010, the parties filed cross-motions for summary judgment. On December 19, 2012, the court granted defendants’ motion for summary judgment and denied plaintiffs’ motion for summary judgment. The court concluded that defendants could not properly be classified as operators of “taxable establishments” or “business[es] subject to a room occupancy tax” under any of plaintiffs’ occupancy tax ordinances or resolutions and are thus not subject to plaintiffs’ occupancy taxes. Plaintiffs have appealed. The North Carolina Court of Appeals heard arguments on the plaintiffs’ appeal on November 19, 2013.

City and County of San Francisco, California Litigation. On May 13, 2008, San Francisco instituted an audit of a number of online travel companies, including Expedia, Hotels.com, and Hotwire, for hotel occupancy taxes claimed to be due from 2000 through the third quarter of 2007. During an administrative hearing process, the hearing examiner upheld the tax assessments. Thereafter, the online travel companies proceeded to the California superior court to vacate the decision of the hearing examiner and for a declaratory judgment that the online travel companies are not subject to San Francisco’s hotel occupancy tax. Expedia, Inc. v. City and County of San Francisco, et. al.; Hotels.com, Inc. v. City and County of San Francisco, et. al.; Hotwire, Inc. v. City and County of San Francisco, et. al., (Superior Court of the State of California, County of San Francisco). San Francisco also filed a lawsuit against hotels in the city for the recovery of hotel occupancy taxes on the online travel companies’ services. The hotel suit was consolidated with the case relating to the online travel companies. On June 19, 2009, the court granted the city’s demurrer on the “pay first” issue relating to pay-to-play provisions. Expedia and Hotwire’s appeal of the “pay first” decision was denied, as was Hotels.com’s appeal. The total assessed amount paid by the Expedia companies was approximately $48 million. On February 6, 2013, the court held that the online travel companies are not liable to remit hotel occupancy taxes to San Francisco. On October 10, 2013, the court entered judgment in favor of the online travel companies. On December 9, 2013, San Francisco filed a notice of appeal. San Francisco also has issued additional tax assessments against the Expedia companies in the amount of $22 million for the time period from the fourth quarter of 2007 through the fourth quarter of 2011. These subsequent tax assessments are pending before the court, and on August 24, 2013, the court held that these subsequent assessments against the online travel companies as well as the lawsuit against the hotels should be stayed pending the appeal of San Francisco’s first assessment. On January 21, 2014, the city notified the Expedia companies that despite proceeding in court on its assessments that it now intends to proceed against the Expedia companies in the administrative process to recover the assessment amount of $22 million. The Expedia companies intend to seek injunctive and other relief against any continuation of the administrative process. On May 14, 2014, the court heard oral argument on the Expedia companies’ contest of the prepayment requirement for the additional assessments and held that the Expedia companies were required to prepay in order to litigate the legality of the assessments. On May 26, 2014, the Expedia companies paid $25.4 million under protest in order to contest the additional assessments.

Pine Bluff, Arkansas Litigation. On September 25, 2009, Pine Bluff Advertising and Promotion Commission and Jefferson County filed a class action against a number of online travel companies, including Expedia, Inc., Hotels.com, and Hotwire. Pine Bluff Advertising and Promotion Commission, Jefferson County, Arkansas, and others similarly situated v. Hotels.com LP, et. al. CV-2009-946-5 (In the Circuit Court of Jefferson, Arkansas). The complaint alleges that defendants have failed to collect and/or pay taxes under hotel tax occupancy ordinances. The court denied defendants’ motion to dismiss. Plaintiffs filed a motion for class certification. On February 19, 2013, the court granted plaintiffs’ motion for class certification. Defendants appealed the class certification decision, and on October 10, 2013 the Arkansas Supreme Court affirmed that decision.

Leon County, Florida et. al. Litigation. On November 3, 2009, Leon County and a number of other counties in Florida filed an action against a number of online travel companies, including Expedia, Inc., Hotels.com, TravelNow.com and Hotwire. Leon County, et. al. v. Expedia, Inc., et. al. Case No: 2009CA4319 (Circuit Court of the Second Judicial Circuit, Leon County, Florida). The complaint alleges that defendants have failed to collect and/or pay taxes under the county’s tourist development tax ordinances. Flagler, Alachua, Nassau, Okaloosa, Seminole, Pasco, Pinellas, Hillsborough, Lee, Charlotte, Escambia, Manatee, Saint Johns, Polk, Walton and Wakulla counties were added as plaintiffs. On April 19, 2012, the court granted the defendant online travel companies’ motion for summary judgment, denied the plaintiffs’ motion and held that online travel companies have no obligation to remit hotel occupancy taxes. On February 23, 2013, the court of appeals affirmed the trial court decision in the Leon County, Florida litigation that online travel companies are not liable for hotel occupancy taxes. Thereafter, on April 16, 2013, the court of appeals denied the counties’ request for rehearing en banc, but granted its petition for certification to the Florida Supreme Court. On September 10, 2013, the Florida Supreme Court informed the parties that it will review the decision of the court of appeals. The appeal remains pending before the Florida Supreme Court. Oral argument before the Florida Supreme Court took place on April 30, 2014.

Leon County v. Expedia, Inc., Florida Department of Revenue Litigation, et al Litigation. On December 14, 2009, Leon County filed an action against a number of online travel companies and the State of Florida Department of Revenue for recovery of state taxes for hotel occupancy. Leon County v. Expedia, Inc., et al., Case No. 2009CA4882 (Circuit Court of the Second Judicial Circuit, Leon County, Florida). Leon County has sued the online travel companies and the Florida State Department of Revenue for failure to collect state hotel occupancy taxes. The court denied defendants’ motion to dismiss. On December 21, 2011, the Florida Department of Revenue filed a motion for summary judgment. The online travel companies also moved for summary judgment. On September 19, 2012, the court granted the online travel companies and the Florida Department of Revenue’s motions for summary judgment dismissing all claims in the case on the basis that Leon County does not have the right to seek recovery of state sales taxes. On August 16, 2013, the court of appeals affirmed the trial court’s dismissal of all claims on the basis that Leon County does not have the right to seek recovery of state taxes for hotel occupancy. On October 9, 2013, plaintiff’s motion for rehearing en banc, for certified question of great public importance and for written opinion was denied. On October 21, 2013, plaintiffs filed a petition to invoke discretionary review of the Florida Supreme Court. On December 31, 2013, the Florida Supreme Court stayed this case pending review and decision in the case previously brought by Leon County and a number of other counties in the state of Florida currently pending before the court.

State of Montana Litigation. On November 8, 2010, the state of Montana filed suit against a number of online travel companies, including Hotels.com, Expedia and Hotwire. State of Montana Department of Revenue v. Priceline.com, Inc., et al. Case No. CD-2010-1056 (Montana First Judicial District, Lewis and Clark County). The complaint includes claims for declaratory relief, injunctive relief, violation of the Lodging Facility Use Tax Statute, violation of the Lodging Facility Sales and Use Tax Statute, violation of the Rental Vehicle Sales and Use Tax, conversion, unjust enrichment, imposition of a constructive trust, and damages. The complaint seeks unspecified damages. On December 1, 2011, the court denied defendants’ motion to dismiss. The parties filed cross-motions for summary judgment on both lodging and car rental taxes. The court held a hearing on those motions on December 5, 2013. On March 6, 2014, the court granted the online travel companies’ motion for summary judgment and denied the state of Montana’s motion for summary judgment, holding that taxes are not owed on the online travel companies’ services. The state has appealed.

District of Columbia Litigation. On March 22, 2011, the District of Columbia brought suit against a number of online travel companies, including Hotels.com, Expedia and Hotwire. District of Columbia v. Expedia, Inc., et al., Case No. 2011 CA 002117B (Superior Court of the District of Columbia). The complaint includes claims for failure to pay taxes, tax penalties, failure to file monthly returns, failure to file annual returns, and failure to state tax separately. On September 24, 2012, the court granted in part the District of Columbia’s motion for summary judgment and denied the online travel companies’ motion for summary judgment. On December 11, 2012, the court denied the online travel companies’ motion to amend the court’s order to permit immediate appeal and for a stay pending appeal. On May 14, 2013, the District of Columbia filed a motion for partial summary judgment on damages. On May 31, 2013, the defendant online travel companies filed a cross-motion for summary judgment on damages. On December 9, 2013, the court granted the online travel companies’ motion and denied the motion filed by the District of Columbia. On February 24, 2014, a judgment was entered in the case. The parties moved for expedited consideration of the appeal and, on April 8, 2014, the D.C. Court of Appeals set a schedule for consideration of the appeal. The online travel companies have appealed. Oral argument before the D.C. Court of appeals has been set for September 30, 2014.

Volusia County, Florida Litigation. On April 28, 2011, Volusia County brought suit against a number of online travel companies, including Hotels.com, Expedia and Hotwire. Volusia County v. Expedia, et al., Case No. 2011-10834-CIDL (In the Circuit Court, Seventh Judicial Circuit, in and for Volusia County, Florida). The complaint includes claims for tourist development tax, convention development tax, transient rentals tax, and school capital outlay surtax. On September 31, 2011, the court has denied the online travel companies’ motion to dismiss the county’s claim for recovery of state hotel occupancy taxes.

Town of Breckenridge, Colorado Litigation. On July 25, 2011, the Town of Breckenridge, Colorado brought suit on behalf of itself and other home rule municipalities against a number of online travel companies, including Hotels.com, Expedia and Hotwire. Town of Breckenridge, Colorado v. Colorado Travel Company, LLC, Case No. 2011CV420 (District Court, Summit County, Colorado). The complaint includes claims for declaratory judgment, violations of municipal ordinances, conversion, civil conspiracy and unjust enrichment. The online travel companies have filed a motion to dismiss. On June 8, 2012, the court granted in part and denied in part the online travel companies’ motion to dismiss. On December 12, 2012, plaintiff moved for class certification. On March 26, 2014, the court denied the plaintiffs’ motion for class certification.

State of Mississippi Litigation. On December 29, 2011, the State of Mississippi brought suit against a number of online travel companies, including Hotels.com, Expedia and Hotwire. State of Mississippi v. Priceline.com, et al., Case No. G-2011-002211 (Chancery Court, Hinds County, Mississippi). The complaint includes claims for declaratory judgment, injunctive relief, violations of state sales tax statute and local ordinances, violation of Consumer Protection Act, conversion, unjust enrichment, constructive trust, money had and received and joint venture liability. On March 23, 2012, the defendant online travel companies filed a motion to dismiss. On September 20, 2012, the court denied the online travel companies’ motion to dismiss.

Kalamazoo County, Michigan Litigation. On August 23, 2012, Kalamazoo County, Michigan brought suit against a number of online travel companies, including Expedia and Hotels.com. County of Kalamazoo, Michigan v. Hotels.com L.P., et al., Case No. 2012-0450-CZ (Ninth Judicial Circuit Court, County of Kalamazoo, Michigan). The complaint includes claims for declaratory judgment, injunctive relief, violation of local tax ordinance, conversion, unjust enrichment, constructive trust, money had and received and joint venture liability. On November 12, 2012, the defendant online travel companies filed a motion for summary disposition. The court denied the motion on December 18, 2012.

City of Fargo, North Dakota Litigation. On February 25, 2013, the city of Fargo, North Dakota brought a lawsuit against a number of online travel companies, including Expedia, Hotels.com and Hotwire, for hotel occupancy taxes. City of Fargo v. Expedia, Inc., et al. (District Court, County of Cass, North Dakota). The complaint alleges claims for failure to pay taxes in violation of municipal ordinance, conversion, unjust enrichment, and injunctive relief. On July 1, 2013, the online travel company defendants filed a motion to dismiss. On November 8, 2013, the court denied defendants’ motion to dismiss.

State of Kentucky Litigation. On July 15, 2013, the Department of Revenue, Finance and Administration Cabinet, Commonwealth of Kentucky, filed a lawsuit in Kentucky state court against a number of online travel companies, including Expedia, Hotels.com and Hotwire. Department of Revenue, Finance and Administration Cabinet, Commonwealth of Kentucky, v. Expedia, Inc. et al., Case No. 13-CI-912 (Franklin Circuit Court, Commonwealth of Kentucky). The complaint alleges claims for declaratory judgment, injunctive relief, violations of state sales tax laws, breach of fiduciary duty requiring an accounting, conversion, assumpsit for money had and received imposition of a constructive trust, damages and punitive damages. On September 23, 2013, the defendant online travel companies filed a motion to dismiss. On January 15, 2014, the court denied the defendants’ motion to dismiss.

City of Bedford Park, Illinois Litigation. On April 5, 2013, a group of Illinois municipalities (City of Warrenville, Village of Bedford Park, City of Oakbrook Terrace, Village of Oak Lawn, Village of Orland Hills, City of Rockford and Village of Willowbrook) filed a putative class action in Illinois federal court against a number of online travel companies, including Expedia, Hotels.com and Hotwire. City of Warrenville, et al. v. Priceline.com, Incorporated, et al., Case No. 1:13-cv-02586 (USDC, N. D. Ill., Eastern Division). The complaint seeks certification of a class of all Illinois municipalities (broken into four alleged subclasses) that have enacted and collect a tax on the percentage of the retail rate that each consumer occupant pays for lodging, including service costs, denominated in any manner, including but not limited to occupancy tax, a hotel or motel room tax, a use tax, a privilege tax, a hotel or motel tax, a licensing tax, an accommodations tax, a rental receipts tax, a hotel operator’s tax, a hotel operator’s occupation tax, or a room rental, lease or letting tax. The complaint alleges claims for relief for declaratory judgment, violations of municipal ordinances, conversion, civil conspiracy, unjust enrichment, imposition of a constructive trust, damages and punitive damages. On July 8, 2013, the plaintiff municipalities voluntarily dismissed their federal court lawsuit and filed a similar putative class action lawsuit in Illinois state court. City of Bedford Park, et al. v. Expedia, Inc., et al. (Circuit Court of Cook County, Illinois, Chancery Division). The online travel companies removed the case to federal district court. On September 13, 2013, the online travel companies filed a motion to dismiss plaintiffs’ common law claims. On March 13, 2014, the court granted the defendant online travel companies’ motion and dismissed the plaintiffs’ common law claims.

City of Columbia, South Carolina, et al. Litigation. On July 26, 2013, the City of Columbia, South Carolina on behalf of itself and other local governments in the state of South Carolina filed a lawsuit in state court against a number of online travel companies, including the Expedia companies. City of South Carolina, et al. v. Hotelguides, Inc., et al., Case No. 2013-CP-10-4368 (In the Court of Common Pleas Ninth Judicial Circuit). The complaint alleges claims for conversion, voluntary undertaking to collect tax pursuant to hotel tax ordinances, contractual undertaking to collect taxes pursuant to hotel tax ordinances, existence or imposition of trust and/or constructive trust, unjust enrichment, demand for legal accounting, and civil conspiracy.

State of New Hampshire Litigation. On October 16, 2013, the State of New Hampshire filed a lawsuit against a number of online travel companies, including Hotels.com, Expedia, Hotwire and Egencia. State of New Hampshire v. Priceline.com, et al., Case No. 217-2013-CV-00613 (Merrimack Superior Court, New Hampshire). The complaint alleges claims for declaratory judgment, injunctive relief, violation of state meals and rooms tax law, violation of Consumer Protection Act, breach of fiduciary duty, accounting, conversion, unjust enrichment, assumpsit for money had and received, civil conspiracy, and constructive trust. On December 23, 2013, the defendant online travel companies filed a motion to dismiss. On June 30, 2014, the court granted in part and denied in part the online travel companies’ motion to dismiss.

Puerto Rico Litigation. On April 17, 2014, the Puerto Rico Tourism Company filed a lawsuit in federal district court against a number of online travel companies, including Expedia, Hotels.com and Hotwire. Puerto Rico Tourism Company v. Priceline.com, Incorporated, et al., Case No. 14-cv-01318 (D. Puerto Rico). The complaint alleges claims for declaratory judgment, injunctive relief, violations of the Room Tax laws, statutory negligence and fault, unjust enrichment, conversion, assumpsit for money had and received, and imposition of a constructive trust. On June 20, 2014, the defendant online travel companies filed a partial motion to dismiss the plaintiff’s common law claims for the recovery of taxes.

Notices of Audit or Tax Assessments

At various times, the Company has also received notices of audit, or tax assessments from municipalities and other taxing jurisdictions concerning our possible obligations with respect to state and local hotel occupancy or related taxes. The states of Texas, New York, West Virginia, Colorado, Montana, Hawaii, Maryland, Arkansas, Kentucky and Minnesota; the counties of Miami-Dade and Broward, Florida; the cities of Los Angeles, San Diego, San Francisco, West Hollywood, South Lake Tahoe, Palm Springs, Monterey, Sacramento, Long Beach, Napa, Newport Beach, Oakland, Irvine, Fresno, La Quinta, Dana Point, Laguna Beach, Riverside, Eureka, La Palma, Twenty-nine Palms, Laguna Hills, Garden Grove, Corte Madera, Santa Rosa, Manhattan Beach, Huntington Beach, Ojai, Orange, Sacramento, Sunnyvale, Truckee, Walnut Creek, Bakersfield, Carlsbad, Carson, Cypress, San Bruno, Lompoc, Mammoth Lakes, Palm Springs, San Jose, Santa Barbara, Bishop, Buena Park, Milpitas, Palmdale, Santa Rosa, and Pasadena, California; the county of Monterey, California; the cities of Phoenix, Scottsdale, Tucson, Peoria, Apache Junction, Avondale, Chandler, Glendale, Flagstaff, Mesa, Nogales, Prescott and Tempe, Arizona; Santa Fe, New Mexico; Jefferson County, Arkansas; the city of North Little Rock, Arkansas; the city of Chicago, Illinois; the cities of New Orleans and Lafayette Parish, Louisiana; the city of Baltimore, Maryland; New York City, New York; Greenwood Village, Broomfield, Durango, Frisco, Glendale, Glenwood Springs, Golden, Greeley, Lafayette, Littleton, Longmont, Loveland, Silverthorne, Breckenridge, and Denver Colorado; Multnomah County and Portland, Oregon; Lake County, Indiana; and Arlington, Texas.

Actions Filed by Expedia

Broward County, Florida Litigation. On January 12, 2009, Expedia, Hotels.com, and Hotwire filed separate actions against Broward County, Florida and the Florida Department of Revenue. Expedia, Inc. et al. v. Broward County Florida, et. al., Case Nos., 37 2009 CA 000131, 37 2009 CA 000129, and 37 2009 000128 (Second Judicial Circuit Court, State of Florida, Leon County). The complaints contest the assessments against plaintiffs on the grounds that plaintiffs are not subject to the tourist development tax, among other claims. On May 13, 2009, the court consolidated all cases brought by the online travel companies for all purposes except trial on any of Broward County’s counterclaims. On July 13, 2012, the court granted the online travel companies’ motion for partial summary judgment and motion for summary judgment as to Broward County’s counterclaims and held that the online travel companies have no obligation to collect and remit hotel occupancy taxes. The court denied Broward County’s cross motion for summary judgment. On February 5, 2013, Broward County filed a notice of appeal of the trial court’s decision in favor of the online travel companies. On February 12, 2014, the Florida Court of Appeals affirmed the trial court decision in favor of the online travel companies.

Indiana State Sales Tax and County Innkeeper Tax Assessments. On March 2, 2009, Travelscape, LLC (“Travelscape”), Hotels.com and Hotwire filed petitions in Indiana Tax Court appealing the final determination of the Indiana State Department of Revenue and seeking to enjoin the collection of the tax. Travelscape, LLC v. Indiana State Department of Revenue, Cause No. 49T10-0903-TA-11; Hotels.com LP v. Indiana State Department of Revenue, Cause No. 49T10-0903-TA-13; Hotwire, Inc. v. Indiana State Department of Revenue, Cause No. 49T10-0903-TA-12.

Miami-Dade County, Florida Litigation. On December 18, 2009, Expedia, Inc., Hotwire and Hotels.com brought suit against Miami-Dade for refund of hotel occupancy taxes assessed against the companies. Expedia, Inc. v. Miami-Dade County, Florida and Florida Department of Revenue, Cause No. 09CA4978 (In the Circuit Court of the Second Judicial Circuit in and for Leon County); Hotwire, Inc. v. Miami-Dade County, Cause No. 09CA4977 (In the Circuit Court of the Second Judicial Circuit in and for Leon County); Hotels.com, L.P. v. Miami-Dade County, Florida and Florida Department of Revenue, Cause No. 09CA4979 (In the Circuit Court of the Second Judicial Circuit in and for Leon County). The companies moved to dismiss Miami-Dade’s counterclaims. These cases have been consolidated with the cases brought by other online travel companies for refund of hotel occupancy taxes. Miami-Dade County’s claims were settled as a part of the Monroe class action settlement. The claims relating to tourist development tax have been dismissed. The claims relating to convention development tax remain. On September 25, 2012, the court issued an order staying all further proceedings in the case pending a final appellate determination in the Leon County litigation.

State of Oregon Litigation. On September 27, 2013, Expedia, Hotels.com, Hotwire and the other online travel companies filed a lawsuit in the Oregon Tax Court against the Oregon Department of Revenue. Expedia, Inc. et al. v. Oregon Department of Revenue, Case No. TC 5196 (Oregon Tax Court, September 27, 2013). The complaint asserts claims for declaratory judgment challenging the constitutionality of HB 2656, signed into law on July 2, 2013, which amended the state transient lodging tax statute, and the applicability of that law to amounts charged by the online travel companies for their services. On July 15, 2014, the State of Oregon filed a motion for summary judgment on the online travel companies’ claims.

Osceola, Florida Litigation. On January 24, 2011, Expedia, Hotels.com and Hotwire, along with other online travel companies, filed complaints against Osceola County, Florida and the Florida Department of Revenue challenging the county’s assessment of taxes. Expedia, Inc. v. Osceola, Florida and Florida Department of Revenue, Case No. 2011 CA 000206 (In the Circuit Court of the Second Judicial Circuit, Leon County); Hotels.com, L.P. v. Osceola, Florida and Florida Department of Revenue, Case No. 2011 CA 000196 (In the Circuit Court of the Second Judicial Circuit, Leon County); Hotwire, Inc. v. Osceola, Florida and Florida Department of Revenue, Case No. 2011 CA 000202 (In the Circuit Court of the Second Judicial Circuit, Leon County). The online travel companies have asserted claims that they are not subject to the county tax ordinance, Commerce Clause violation, due process, breach of confidentiality, fundamental bias of assessment, and Internet Tax Freedom Act and Supremacy Clause violation. Defendant online travel companies have moved to dismiss the County’s counterclaims and to strike certain affirmative defenses. On August 19, 2013 the court administratively closed the case pending appellate review in the case brought by Leon County and other counties in the state of Florida.

Hawaii Tax Court Litigation (Transient Accommodations Tax). On March 1, 2011, Expedia, Hotels.com, Hotwire and other online travel companies filed notices of appeal to the Hawaii Tax Appeal Court from notices of assessments dated February 3, 2011 for Transient Accommodation Taxes and General Excise Taxes. (See below for a discussion of General Excise Tax). In the Matter of the Appeal of Expedia, Inc., Case No. 11-1-0023; In the Matter of the Appeal of Hotels.com, LP, Case No. 11-1-0027 and In the Matter of the Appeal of Hotwire,

Inc., Case No. 11-1-0026. The appeals filed by other online travel companies of their assessments were consolidated in one proceeding along with the appeals filed by the Expedia companies. On October 22, 2012, the court held that Transient Accommodation Taxes are not due on the online travel companies’ services. The court denied the Department of Taxation’s motion to reconsider on January 11, 2013. The Department’s claim for transient accomodation taxes is on appeal before the Hawaii Supreme Court and oral argument has been set for October 2, 2014. On May 20, 2013, the Department issued final assessments against the Expedia subsidiaries, for transient accommodations tax that the state claims are due for the year 2012 totaling $41.7 million. On August 19, 2013, the Department filed a notice of appeal challenging the tax court decision that online travel companies do not owe transient accommodation taxes. On June 17, 2014, the Department of Taxation issued Proposed Notice of Assessments for taxes claimed due for non-commissioned hotel reservations and car rental in 2013. The online travel companies have protested the assessments. See discussion of “Other Tax Litigation” below for information relating to General Excise Tax.

City of Portland Litigation. On February 17, 2012, the online travel companies brought suit seeking a declaration that taxes are not due to the city of Portland or Multnomah County. Expedia, Inc. v. City of Portland, Case No. 1202-02223 (In the Circuit Court of the State of Oregon for the County of Multnomah). On March 30, 2012, the city and county filed a motion to dismiss on the basis that the online travel companies should be required to exhaust their administrative remedies including the payment of any taxes allegedly owed before proceeding in a lawsuit. On June 15, 2012, the court denied the city and county’s motion to dismiss and the case will proceed in court without the prepayment of the city and county’s claims for taxes. After the court granted their motion for leave to amend, the city and county filed their amended answer, affirmative defenses and counterclaims on June 11, 2013. In February, 2014 the city and county moved to amend their answer to assert counterclaims based on recently amended state legislation. The court denied their motion on April 3, 2014. On April 28, 2014, the online travel companies filed a motion for partial summary judgment. On July 29, 2014, the court granted in part and denied in part the online travel companies’ motion for summary judgment. Claims for hotel taxes under the Portland ordinance will proceed to trial. A trial date has not been set. The city’s common law claims have been dismissed.

Denver, Colorado Litigation. On February 3, 2012, the City and County of Denver’s Hearing Officer issued a final decision on tax assessments against the online travel companies. On March 7, 2012, the online travel companies filed a timely notice of appeal and complaint in state court seeking relief under two separate procedural bases of appeal. Expedia, Inc., et al. v. City and County of Denver, Colorado, et al. (Case No. 2012cv1446, District Court for the City and County of Denver, Colorado). On March 12, 2013, the trial court held that the online travel companies are liable for hotel occupancy taxes to the city and county of Denver, but held that taxes may not be collected for periods prior to April 2007 due to the bar of the statute of limitations. Both the city and county of Denver and the online travel companies have appealed from the trial court’s decision. On July 3, 2014, the Colorado Court of Appeals held that the online travel companies are not liable for hotel occupancy taxes.

State of Wyoming Litigation. On February 28, 2013, the Wyoming Board of Equalization ruled that the online travel companies are liable for sales tax on their online services to the State of Wyoming. The online travel companies appealed. The Wyoming District Court certified the appeal to the Wyoming Supreme Court. On April 23, 2013, the Wyoming Supreme Court accepted review of the online travel companies’ appeal. The Wyoming Supreme Court heard oral argument regarding the online travel companies’ appeal on November 21, 2013. On April 3, 2014, the Wyoming Supreme Court affirmed the Wyoming Board of Equalization’s ruling that online travel companies are liable for hotel occupancy taxes.

Other Tax Litigation

Hawaii Tax Court Litigation (General Excise Tax). On January 31, 2011, the online travel companies received final notices of assessment for general excise taxes for the tax years 2000 to 2011 on their services relating to non-commissioned hotel room reservations. The companies appealed these assessments to the Hawaii tax court. On January 11, 2013, the Hawaii tax court ruled that the online travel companies are obligated to remit past Hawaii general excise taxes with interest on both the amount paid to the online travel companies for their services and the amount paid to the hotel for the room; thus subjecting the hotel’s charge for the room to double taxation because general excise taxes on the hotel room had already been paid for all of the years at issue. On March 15, 2013, the Hawaii tax court issued penalties against the online travel companies for their failure to file returns and pay general excise taxes. On August 12, 2013, the court further held that interest is due on such penalties. During the pendency of the tax court proceeding, the online travel companies petitioned the Hawaii Supreme Court for immediate review of the tax court’s January 11, 2013 ruling holding the companies liable for general excise tax. The Hawaii Supreme Court denied the online travel companies’ petition on April 22, 2013. The tax court proceeding subsequently concluded and on September 11, 2013, the online travel companies filed their notice of appeal. On December 24, 2013, the Hawaii Supreme Court agreed to accept transfer and review of the case. The case will now proceed in front of the Hawaii Supreme Court for review and will not be considered by the Hawaii Court of Appeals. The Hawaii Supreme Court has set oral argument for October 2, 2014. We strongly believe that the tax court ruling regarding the general excise tax is contrary to the plain language of the ordinances at issue as well as prior Hawaiian Supreme Court decisions, previous positions taken by the Hawaii Director of Taxation, and an opinion by the Attorney General of the State of Hawaii. We intend to vigorously pursue our rights on appeal. The Department of Taxation has dismissed without prejudice its common law claims for the recovery of general excise taxes.

As a pre-condition to appealing the tax court rulings, the Expedia companies were required to pay an amount equal to taxes, penalties and interest. This requirement is commonly referred to as “pay-to-play.” Payment of these amounts, if any, is not an admission that we believe we are subject to the taxes in question. To the extent our appeal is successful in reducing or eliminating the assessed amounts, the state of Hawaii would be required to repay such amounts, plus interest. The total amount that the Expedia companies paid in 2013 to appeal the tax court ruling was approximately $177 million. The ultimate resolution of these contingencies may be greater or less than the liabilities recorded and our estimates of possible penalties and additional assessments.

In addition, on May 20, 2013, the Department of Taxation issued final assessments for general excise taxes against the Expedia companies for non-commissioned hotel reservations totaling $20.5 million for the tax year 2012. On June 17, 2013, the online travel companies appealed these assessments to the Hawaii tax court. On December 13, 2013, the tax court held proceedings in abeyance pending review and decision by the Hawaii Supreme Court on the prior assessments.

On December 9, 2013, the Department of Taxation also issued final assessments for general excise taxes against the online travel companies for non-commissioned travel agency services relating to rental cars totaling $29.2 million for the years 2000 to 2012. These assessments include a duplicative assessment for Expedia and Hotels, com totaling $9.3 million and thus are overstated. On January 7, 2013, the online travel companies appealed the assessments to the Hawaii tax court. On March 12, 2014, the online travel companies requested that the tax court stay consideration of these assessments pending the decision by the Hawaii Supreme Court.

On June 17, 2014, the Department of Taxation issued Proposed Notice of Assessments for taxes claimed due for non-commissioned hotel reservations and car rental in 2013. The online travel companies have protested the assessments.

Non-Tax Litigation and Other Legal Proceedings

Consumer Class Action Litigation

Consumer Case against Expedia Canada. On June 26, 2009, a class action suit against Expedia Canada Corporation was filed in Ontario, Canada, alleging that disclosures related to “taxes and service fees” were deceptive. See Magill v. Expedia Canada Corporation and Expedia.ca, CV-09-381919-00LP (Ontario Superior Court of Justice). The complaint asserts claims under the Competition Act and Consumer Protection Act as well as claims of unjust enrichment, restitution, constructive trust, accounting and disgorgement and breach of contract. It seeks damages in the amount of CA$50 million for the class as well as interest, fees and alternate damages measures. On September 24, 2010, the court added Expedia, Inc. as a defendant and dismissed many of the plaintiff’s claims with leave to amend. The class period was also limited. The plaintiff filed an amended statement of claim on January 7, 2011. A class certification hearing took place from January 15-17, 2013 and the court granted in part and denied in part plaintiff’s motion for class certification. On May 8, 2013, the court dismissed Expedia Canada Corporation from the lawsuit. On June 7, 2013, Expedia, Inc. filed a notice of motion for summary judgment on the remaining claims in the case. On April 2, 2014, the court granted Expedia’s motion for summary judgment, dismissed plaintiffs’ remaining claims and awarded Expedia costs and attorneys’ fees. Judgment was entered on August 11, 2014 dismissing this case against Expedia.

Consumer Cases against Hotwire. On September 12, 2012, a putative class action suit was filed in federal district court in Connecticut against a number of credit card companies and e-commerce companies, including Hotwire. Miller, et al. v. 1-800-Flowers.com, Inc., et al., Case No. 3:12-CV-00396-VLB (U.S. District Court, District of Connecticut). The complaint generally alleges that the defendants failed to adequately apprise consumers that they were providing their credit card information to Trilegiant Corporation, which offered membership in discount or other services programs through promotions appearing on the e-commerce defendants’ websites. The complaint asserts claims against Hotwire for violation of RICO, the Electronic Communications Privacy Act, state consumer protection statutes and for unjust enrichment. On December 7, 2012,

Hotwire filed a motion to dismiss the complaint. The court held a hearing on that motion on September 25, 2013 and took the matter under advisement. On December 5, 2012, a similar putative class action suit was filed in federal district court in Connecticut against a number of credit card companies and e-commerce companies, including Hotwire. Frank, et al. v. Trilegiant Corporation, Inc., et al., Case No. 3:12-CV-01721-SRU (U.S. District Court, District of Connecticut). On March 28, 2014, the court consolidated the Miller and Frank putative class action cases and granted Hotwire’s motion to dismiss as to both cases. Plaintiffs have filed a request for interlocutory appeal of the trial court’s ruling granting the motions to dismiss filed in the Miller and Frank putative class actions.

Derivative Litigation

Friedman v. Khosrowshahi. On December 13, 2013, a putative derivative class action was filed by a purported shareholder in the Court of Chancery of the State of Delaware. Friedman v. Khosrowshahi, et al., Case No. 9161-CS. The complaint asserts claims for breach of fiduciary duties on behalf of Expedia, and against certain current and former members of the board of directors for allegedly exceeding their authority under the Company’s shareholder-approved 2005 Stock and Annual Incentive Plan. Plaintiff seeks declaratory and equitable relief and damages. On January 31, 2014, defendants filed a motion to dismiss. On July 15, 2014, the court granted defendants’ motion to dismiss and dismissed the lawsuit with prejudice.

Hotel Booking Practices Proceedings and Litigation

Matters Relating to Hotel Booking Practices. On July 31, 2012, the United Kingdom Office of Fair Trading (“OFT”) issued a Statement of Objections alleging that Expedia, Booking.com B.V. and InterContinental Hotels Group PLC (“IHG”) have infringed European Union and United Kingdom competition law in relation to the online supply of hotel room accommodations. The Statement of Objections alleges that Expedia and Booking.com entered into separate agreements with IHG that restricted each online travel company’s ability to discount the price of IHG hotel rooms. The OFT limited its investigation to a small number of companies, but has stated that the investigation is likely to have wider implications for the industry within the United Kingdom. The Statement of Objections does not constitute a finding of infringement and all parties have the opportunity to respond. If the OFT maintains its objections after the companies’ responses, the OFT can issue a final decision. In such a case a final decision would be issued at the earliest in 2014. An appeal of an adverse OFT decision is to the English courts but may involve a reference on matters of European Union law to the European Court of Justice.

The parties have not formally responded to the Statement of Objections, but have instead voluntarily proposed to address the OFT’s concerns by offering formal commitments. On August 9, 2013, the OFT opened a consultation on the companies’ proposed commitments. The public consultation period ended on September 13, 2013. After further revision to the formal commitments, a second public consultation was held and concluded on January 17, 2014. On January 31, 2014, the OFT announced that it had formally accepted the commitments offered by the parties, with no finding of fault or liability. The commitments provide online travel companies with the right to provide non-public discounts on the rate offered for room only hotel accommodation bookings at UK hotels to eligible European Economic Area resident members of the online travel companies’ closed groups. The commitments also clarify hotels’ rights to offer discounts under the same conditions to members of their closed groups. In addition, the commitments require online travel companies to modify their most favored nations clauses, as relevant, so as not to apply to any discounting activities covered by the commitments. The commitments are binding through January 31, 2016. On April 2, 2014, Skyscanner Limited filed an appeal challenging the OFT’s January 31, 2014 decision.

In addition, a number of competition authorities in other European countries have initiated investigations into competitive practices within the travel industry and, in particular, in relation to most favored nation clauses and other contractual arrangements between hotels and online travel companies, including Expedia. These investigations differ from the OFT investigation, in relation to the parties involved and the precise nature of the concerns. We are unable at this time to predict the outcome of these investigations and their impact, if any, on our business and results of operations.

Since August 20, 2012, more than thirty putative class action lawsuits, which refer to the OFT’s Statement of Objections, have been initiated in the United States by consumer plaintiffs alleging claims against the online travel companies, including Expedia, and several major hotel chains for alleged resale price maintenance for online hotel room reservations, including but not limited to violation of the Sherman Act, state antitrust laws, state consumer protection statutes and common law tort claims, such as unjust enrichment. The cases have been consolidated and transferred to Judge Boyle in the United States District Court for the Northern District of Texas. On May 1, 2013, the plaintiffs filed their consolidated amended complaint. On July 1, 2013, the defendants filed motions to dismiss that complaint. A hearing on the defendants’ motions to dismiss took place on December 17, 2013. On February 18, 2014, the court granted defendants’ motion to dismiss, but allowed the plaintiffs the opportunity to move for leave to amend their complaint. On March 20, 2014, the plaintiffs filed their motion for leave to amend.

Schedule 3.13

Subsidiaries

(Wholly Owned Subsidiaries unless otherwise noted)

Subsidiaries of: Expedia, Inc. (Delaware)

T-16 Holdings, LLC (DE)

Expedia, Inc. (WA)(1)(2)

Classic Vacations, LLC (Nevada)(1)(2)

CruiseShipCenters Holdings Inc. (Nevada / 60%)

CruiseShipCenters USA Inc. (Nevada)

CSC Holdings Inc. (British Columbia)

CruiseShipCenters International Inc. (British Columbia / 60%)

CruiseShipCenters Canada Inc. (Canada)

Quebec CruiseShipCenters Inc. (Canada)

CruiseShipCenters Western Canada Ltd (British Columbia)

CSC Travel Group Inc. (British Columbia)

1 to 1 Cruises Inc. (Canada)

DN Holdings LLC (Delaware)

Egencia APAC Holdings, Inc. (Washington)

Egencia Australia Pty Ltd. (Australia)

CT Partners Pty Ltd (Australia / 15%)

Travelforce New Zealand Ltd (New Zealand)

Egencia Cayman Holdings Ltd (Cayman)

Egencia (China) Information Technology Co., Ltd (China)

Egencia (Shanghai) Travel Service Co., Ltd. (China)*

Egencia (Shanghai) Travel Services Co., Ltd Jing’an Branch (China)

Egencia (Shanghai) Travel Services Co., Ltd Beijing Branch (China)

Egencia Travel India Private Limited (India)

Egencia LLC (Nevada)(1)(2)

Egencia s.a. (Belgium / 99.99%)

Egencia Canada Corp. (Canada)

Egencia Uk Ltd (United Kingdom)

Expedia Asia Pacific Limited (Hong Kong)

Expedia Asia Pacific – Delta Limited (Cayman)

Expedia Consulting Service (Beijing) Co., Ltd (China)

Expedia Consulting Service (Beijing) Co., Ltd. Shanghai Branch

Expedia Consulting Service (Beijing) Co., Ltd. Shenzhen Branch

Expedia Asia Pacific-Gamma Limited (Cayman)

Expedia Online Travel Services India Private Limited (India / 99.99%)

Expedia Australia Pty. Ltd. (Australia)

Expedia do Brasil Agencia de Viagens e Turismo Ltda (Brazil / 99%)

Expedia Canada Corp. (Canada)

Expedia Finland OY (Finland)

Expedia FZ – LLC (United Arab Emirates – Dubai)

Expedia.com GmbH (Germany)

Egencia GmbH (Germany)

Expedia Global, LLC (Nevada)

Expedia Holdings s.a.s. (France)(2)

Egencia Europe SAS (France)(2)

Egencia France SAS (France)

Egencia Belgium SA (Belgium / 99.99%)

Traveldoo SAS (France)

Expedia Services s.a.s. (France)

Expedia France (France)

Expedia Holdings K.K. (Japan)

CarRentals K.K. (Japan)

Egencia K.K. (Japan

Expedia Alpha Y.K. (Japan)

Hotelz Y.K. (Japan)

Expedia Omega K.K.(Japan)

Expedia Sigma K.K. (Japan)

Expedia Korea Co. Ltd. (Republic of Korea)

Expedia Mexico, S de R.L. de C.V. (Mexico / 99%)

Expedia New Zealand Limited (New Zealand)

Expedia Poland Sp. z o.o. (Poland)

Expedia Philippine Representative Office ((Philippines)

Expedia Singapore Pte. Ltd. (Singapore)

Expedia Spain, S.L. (Spain)

Expedia Sweden AB (Sweden)

Expedia (Thailand) Limited (Thailand / 99%)

Hotels.com GP, LLC (Texas)(1)(2)

EAN.com, LP (Delaware / .01%)(1)(2)

Hotels.com, L.P.(Texas / 1%)(1)(2)

Hotels (TR) Limited (United Kingdom)

Hotwire, Inc. (Delaware)(1)(2)

HRN 99 Holdings, LLC (New York)(1)(2)

Hotels.com, L.P.(Texas / 99%)(1)(2)

Hotels (TR) Limited (United Kingdom)

Interactive Affiliate Network, LLC (Delaware)(1)(2)

EAN.com, LP (Delaware / 99.99%)(1)(2)

Interactive Domain Name Holdings Corporation (Canada)

Mobiata, LLC (Minnesota)

Partner Services Group Denmark ApS (Denmark)

Premier Getaways, Inc. (Florida)

Room 77, Inc. (Delaware / 6.1%)

Travelscape, LLC (Nevada)(1)(2)

Activity Information Center, Inc. (Hawaii)

WWTE, Inc. (Nevada)(1)(2)

Travel Partner Exchange, S.L.U. (Spain)

VacationSpot, S.L. (Spain)(2)

WWTE, Inc. Taiwan Representative Office (Taiwan)

WWTE Travel Limited (Ireland)

WWTE Travel S.à.r.l. (Luxembourg)(2)

Expedia Argentina S.R.L. (Argentina / 90%)

Expedia.com Limited (UK)(2)

L’Agence Voyages-SNCF.com SAS (France / 49.9%)

Expedia Italy S.r.l. (Italy)(2)

Venere Net S.r.l. (Italy)

Venere UK Limited (UK)

Expedia.nl B.V. (Netherlands)

Expedia Lodging Partner Services Sarl (Switzerland)(2)

Aspirasi Ventura Sdn Bhd (Malaysia)*

Lodging Partner Services Malaysia Sdn. Bhd. (Malaysia)

Auto Escape Group SAS (France)

Auto Escape SA (France / 99%)

AnyRoadTour Limited (UK)

Auto Escape Nordics AS (Norway)

Car Del Mar Ferienautovermietung GmbH (Germany)

Hurrautos Limited (UK)

Rent-a-car International Limited (UK)

Egencia Holdings UK Ltd (UK)(2)

Traveldoo UK Ltd (UK)

VIA Egencia AS (Norway)(2)

VIA Egencia Denmark A/S (Denmark)

VIA Egencia Finland Oy (Finland)

VIA Egencia Norway AS (Norway)

VIA Egencia Philippines Inc. (Philippines)

Ferieverden AS (Norway)

VIA Egencia Sweden AB (Sweden)

Swetra Group AB (Sweden)

Expedia Asia Holding Mauritius (Mauritius)

Expedia Southeast Asia Pte. Ltd. (Singapore)

AAE Travel Pte. Ltd (Singapore / 50%)

AAE Japan K.K. (Japan)

AAE Travel Services India Private Limited (India)

AAEXP Malaysia Sdn Bhd (Malaysia)

AAE (Thailand) Ltd. (Thailand)*

Expedia Asia Pacific-Alpha Limited (Cayman)(2)

eLong, Inc. (Cayman)(2)

Alpha Travel Limited (Cayman)

Hong Kong JL-Tour International Travel Service Co., Ltd. (Hong Kong / 35%)

Beijing eLong Information Technology Co., Ltd. (China)*

Beijing Asia Media Interactive Advertising Co. Ltd. (China / 98.33%)

Tianjing Jiusi Technology Development Co.,Ltd. (China)

Tianjing Chengmei Technology Development Co., Ltd. (China)

Beijing eLong Air Services Co., Ltd. (China / 93%)

Hangzhou eLong Air Service Co., Ltd (China)

Beijing eLong International Travel Co., Ltd. (China / 70%)

Beijing Jiuyou Technology Co. Ltd. (China / 21.8%)

Beijing Mi Tianxia Technology Co., Ltd. (China / 30%)

Beijing Zhushe Information Technology Co., Ltd. (China / 51.6%)

Beijing XICI Interactive Information Technology Co., Ltd. (China)

Nanjing XICI Information Share Co., Ltd. (China / 95%)

Chengdu Ikamobile Technology Co., Ltd. (China / 10%)

Shanghai Youji Network Technology Co., Ltd. (China / 66%)

Shenzhen JL-Tour International Travel Services Co., Ltd. (China / 35%)

eLongNet Information Technology (Beijing) Co. Ltd. (China)

eLong Information Technology (Heifei) Co., Ltd. (China)

Expedia Australia Holding Pty Ltd (Australia)

Expedia Australia Investments Pty Ltd. (Australia)

Expedia Greece Travel Support Services EPE (Greece / 98.73%)

Expedia Lodging Partner Services Sarl Representative Office (Indonesia)

Extensive Region Travel Network Limited Company (Taiwan)

Lodging Partner Services Costa Rica, S.R.L. (Costa Rica)

LLC Partner Services Group (Russia)

Lodging Partner Services LLC (Delaware)

PT Lodging Partner Services Indonesia (Indonesia / 99%)

Sarl in Ho Chi Minh City (Vietnam)

trivago GmbH (Germany / 63%)(2)

TGO (Thailand) Limited (Thailand / 33.34%)

trivago Hong Kong Limited (Hong Kong)

Trivago (Shanghai) Information Consulting Co.Ltd. (China)

trivago Spain S.L. (Spain)

The Tourism Representative Office of Expedia Lodging Partner Services

Tron NewCo GmbH (Germany)

Expedia Services CZ s.r.o. (Czech Republic / 90%)

ExpediaTurkey Seyahat Destek Hizmetieri Limited Sirketi (Turkey / 99.5%)

Partner Services Group Travel South Africa Pty Ltd (South Africa)

*	indicates a contractual/beneficial ownership relationship
(1)	indicates Designated Subsidiary
(2)	indicates Material Subsidiary

Schedule 6.01

Indebtedness

Uncommitted working capital facility in the amount of EUR 10,000,000 pursuant to a letter agreement, dated as of September 5, 2014, among trivago GmbH, a company organized under the laws of Germany, Expedia, Inc., a Delaware corporation, and Bank of America Merrill Lynch International Limited and a continuing guaranty, dated as of September 5, 2014, by Expedia, Inc., a Delaware corporation, in favor of Bank of America Merrill Lynch International Limited.

Uncommitted letter of credit facility with an expected maximum amount of $30,000,000 to be entered into between Expedia, Inc., a Washington corporation, and Standard Chartered Bank.

Letter of credit bearing number TFTS-523822 with a face amount of EUR 741,520.

Letter of credit bearing number TFTS-898880 with a face amount of INR 10,000,000.

Schedule 6.02

Existing Liens

Expedia, Inc. entered into a Master Lease and Financing Agreement (“Agreement”) with Cisco Systems Capital Corporation in April 2013, pursuant to which Cisco finances Expedia’s purchase of Cisco equipment, software and services at 0% interest over a fixed repayment period. Under the terms of the Agreement, Expedia grants Cisco a purchase money security interest over any equipment and other items financed by Cisco.

Schedule 6.07

Restrictions

Agreement for the Provision of Merchant Acquisition Services between the Company, Expedia, Inc., a Washington corporation, and Barclays Bank PLC, entered into as of September 19, 2008, as in effect on the Effective Date.

Uncommitted letter of credit facility to be entered into between Expedia, Inc., a Washington corporation, and Standard Chartered Bank.

Schedule 9.12

Participant Confidentiality Restricted List

Google Inc.

Kayak.com

Microsoft Corp.

Orbitz Worldwide, Inc.

Priceline.com Incorporated

Travelocity.com Inc.

TripAdvisor Inc.

Yahoo! Inc.